Item 6. Selected Financial Data.

The following table sets forth selected financial and operating data on a consolidated historical basis for EDR.

The following information presented below does not provide all of the information contained in our financial statements, including related notes. You should read the information below in conjunction with the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Annual Report on Form 10-K.

STATEMENT OF OPERATIONS DATA

	Year Ended December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share data)
Revenues:
Collegiate housing leasing revenue	$96,510	$93,359	$90,754	$84,257	$81,098
Other leasing revenue	—	—	1,357	2,683	2,683
Third-party development services	2,483	8,178	8,303	5,411	3,773
Third-party management services	3,189	3,221	3,672	3,391	2,796
Operating expense reimbursements	14,519	9,722	10,796	9,330	7,638
Total revenues	116,701	114,480	114,882	105,072	97,988
Operating expenses:
Collegiate housing leasing operations	46,293	45,582	45,855	41,261	40,790
General and administrative	17,401	15,752	16,348	14,561	12,331
Depreciation and amortization	25,021	22,787	22,923	25,462	26,821
Ground lease expense	1,528	207	105	—	—
Loss on impairment	—	—	388	—	—
Reimbursable operating expenses	13,603	9,722	10,796	9,330	7,638
Total operating expenses	103,846	94,050	96,415	90,614	87,580
Operating income	12,855	20,430	18,467	14,458	10,408
Nonoperating expenses	20,565	18,949	24,112	21,606	23,871
Income (loss) from continuing operations before equity in earnings (losses) of unconsolidated entities, income taxes and discontinued operations	(7,710)	1,481	(5,645)	(7,148)	(13,463)
Equity in earnings (losses) of unconsolidated entities	(260)	(1,410)	(196)	(277)	740
Income (loss) before income taxes and discontinued operations	(7,970)	71	(5,841)	(7,425)	(12,723)
Income tax expense	442	1,905	1,102	256	659
Loss from continuing operations	(8,412)	(1,834)	(6,943)	(7,681)	(13,382)

Discontinued operations:
Income (loss) from operations of discontinued operations	(34,490)	(5,257)	(1,132)	681	782
Gain on sale of collegiate housing property	611	—	—	1,644	—
Income (loss) from discontinued operations	(33,879)	(5,257)	(1,132)	2,325	782

Net loss	(42,291)	(7,091)	(8,075)	(5,356)	(12,600)
Less: Net income (loss) attributable to the noncontrolling interests	(233)	164	(128)	60	(355)
Net loss attributable to Education Realty Trust, Inc.	$(42,058)	$(7,255)	$(7,947)	$(5,416)	$(12,245)

Earnings per share information:
Income (loss) per share – basic and diluted
Continuing operations	(0.15)	(0.05)	(0.24)	(0.28)	(0.49)
Discontinued operations	(0.58)	(0.13)	(0.04)	0.08	0.03
Net loss per share	$(0.73)	$(0.18)	$(0.28)	$(0.20)	$(0.46)
Weighted average common shares outstanding — basic and diluted	57,536	40,496	28,513	28,103	26,517
Distributions per common share	$0.20	$0.36	$0.82	$0.82	$1.10

Amounts attributable to Education Realty Trust, Inc. – common stockholders:
Loss from continuing operations, net of tax	(8,691)	(2,157)	(6,859)	(7,646)	(12,990)
Income (loss) from discontinued operations, net of tax	(33,367)	(5,058)	(1,088)	2,230	745
Net loss	$(42,058)	$(7,255)	$(7,947)	$(5,416)	$(12,245)

BALANCE SHEET DATA

	As of December 31,
	2010	2009	2008	2007	2006
	(In thousands)
Assets:
Collegiate housing properties, net	$698,793	$749,884	$733,507	$732,979	$804,759
Other assets, net	37,887	54,729	44,140	34,481	30,699
Total assets	$736,680	$804,613	$777,647	$767,460	$835,458
Liabilities and equity:
Mortgage and construction notes payable	$367,631	$406,365	$442,259	$420,940	$423,933
Other indebtedness	3,700	—	32,900	11,500	69,400
Other liabilities	30,567	22,004	20,559	19,080	19,837
Total liabilities	401,898	428,369	495,718	451,520	513,170
Redeemable noncontrolling interests	10,039	11,079	11,751	14,879	15,868
Equity	324,743	365,165	270,178	301,061	306,420
Total liabilities and equity	$736,680	$804,613	$777,647	$767,460	$835,458

OTHER DATA (UNAUDITED)

	As of December 31,
	2010	2009	2008	2007	2006
	(In thousands, except per share data and selected property information)
Funds from operations (FFO) (1):
Net loss attributable to Education Realty Trust, Inc.	$(42,058)	$(7,255)	$(7,947)	$(5,416)	$(12,245)
Gain on sale of collegiate housing property	(611)	—	—	(1,644)	—
Loss on sale of collegiate housing assets	—	—	512	—	—
Collegiate housing property depreciation and amortization of lease intangibles	24,581	22,195	22,325	25,018	26,466
Equity portion of real estate depreciation and amortization on equity investees	479	512	496	424	54
Depreciation and amortization of discontinued operations	5,359	6,327	6,494	7,472	9,262
Equity portion of loss on sale of collegiate housing property on equity investee	137	—	—	—	—
Noncontrolling interests	(233)	164	(128)	60	(355)
Funds from operations available to all share and unitholders	$(12,346)	$21,943	$21,752	$25,914	$23,182
FFO on participating developments:
Interest on loan to participating development	329	—	—	—	—
Development fees on participating development, net of costs and tax	128	—	—	—	—
FFO on participating developments	457	—	—	—	—
Other adjustments to FFO:
Development cost write-off, net of tax benefit	—	—	417	—	—
Acquisition costs	1,467	—	—	—	—
Impairment losses	33,610	3,173	2,021	—	—
Ground lease straightline	984	—	—	—	—
Reorganization/severance costs, net of tax	447	—	—	—	—
Loss (gain) on extinguishment of debt	1,426	(830)	4,360	174	—
Impact of other adjustments to FFO	37,934	2,343	6,798	174	—
Core funds from operations available to all share and unitholders (2)	$26,045	$24,286	$28,550	$26,088	$23,182
Cash flow information:
Net cash provided by operations	$32,269	$33,235	$26,011	$26,806	$25,187
Net cash provided by (used in) investing	(46,314)	(41,638)	(31,656)	33,399	(120,830)
Net cash provided by (used in) financing	(10,166)	30,569	10,614	(62,598)	40,408
Per share and distribution data:
Net loss per share – basic and diluted	$(0.73)	$(0.18)	$(0.28)	$(0.20)	$(0.46)
Cash distributions declared per share/unit	0.20	0.36	0.82	0.82	1.10
Cash distributions declared	12,295	15,330	25,797	22,985	29,114
Selected community information (3):
Units (4)	6,487	6,323	6,047	5,603	5,603
Beds (4)	20,522	19,882	19,216	17,488	17,490
Occupancy (5)	90.4%	90.0%	92.4%	93.9%	93.4%
Revenue per available bed (6)	$392	$399	$402	$401	$386

(1)
As defined by the National Association of Real Estate Investment Trusts (“NAREIT”), FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO available to all stockholders and unitholders because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, we also exclude the impact of noncontrolling interest in our calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. For a reconciliation of our FFO available to our stockholders and unitholders to our net loss for the years ended December 31, 2010, 2009, and 2008, see “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – Funds From Operations.”

(2)
Core funds from operations includes participating developments and excludes the impact of the write off of development costs, acquisition costs, asset impairment, the effect of straight-lining long-term ground leases and reorganization costs from FFO as defined above.

(3)
The selected community information represents all wholly-owned communities for 2010 (31), 2009 (30), 2008 (29), 2007 (23) and 2006 (23) (2007 and 2006 exclude the Place portfolio). This information excludes property information related to discontinued operations for all years.

(4)	Represents data as of December 31.

(5)	Average of the month-end occupancy rates for the period.

(6)
Revenue per available bed is equal to the total revenue divided by the sum of the design beds (including staff and model beds) at the property each month. Revenue and design beds for any acquired properties are included prospectively from acquisition date.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(Dollars in thousands, except selected property information and per share data)

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, is designed to provide a reader of our financial statements with a narrative on our financial condition, results of operations, liquidity and certain other factors that may affect our future results from the perspective of our management. Our MD&A is presented in eleven sections:

•	Overview
•	Our Business Segments
•	Trends and Outlook
•	Critical Accounting Policies
•	Results of Operations
•	Liquidity and Capital Resources
•	Distributions
•	Off-Balance Sheet Arrangements
•	Funds From Operations
•	Inflation
•	Recent Accounting Pronouncements

We believe our MD&A should be read in conjunction with the Consolidated Financial Statements and related Notes included in Item 8, Financial Statements and Supplementary Data, and the Risk Factors included in Item 1A. of this Annual Report.

Unless otherwise noted, this MD&A relates only to results from continuing operations. The years ended December 31, 2010, 2009 and 2008 reflect the classification of the following communities’ financial results as discontinued operations: College Station (sold in April 2009); Reserve at Clemson (sold in November 2010); The Gables, Western Place, Berkeley Place and the Pointe at Southern (all sold in December 2010); Troy Place, The Reserve at Jacksonville, The Reserve at Martin, The Chase at Murray and Clemson Place (all sold in January 2011); Collegiate Village (sold in April 2011); and Clayton Station (sold in June 2011).

Overview

We are a self-managed and self-advised REIT engaged in the ownership, acquisition, development and management of collegiate housing communities. We also provide collegiate housing development consulting services to universities, charitable foundations and other third parties. We believe that we are one of the largest owners, developers and managers of high-quality collegiate housing communities in the United States in terms of both total beds and units owned and under management.

We earn income from rental payments we receive as a result of our ownership of collegiate housing communities. We also earn income by performing property management services and development consulting services for third parties through Allen & O’Hara Education Services, Inc., or AOES, and Allen & O’Hara Development Company, LLC, or AODC, respectively.

We have elected to be taxed as a REIT for federal income tax purposes.

Our Business Segments

We define business segments by their distinct customer base and service provided. Management has identified three reportable segments: collegiate housing leasing, development consulting services and management services. We evaluate each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, impairment losses, interest expense (income), gains (losses) on extinguishment of debt, equity in earnings of unconsolidated entities, noncontrolling interests and discontinued operations. The accounting policies of the reportable segments are described in more detail in the summary of significant accounting policies in the footnotes to the accompanying consolidated financial statements. Inter-company fees are reflected at contractually stipulated amounts.

Collegiate housing leasing

Collegiate housing leasing revenue represented approximately 90.8% of our revenue, excluding operating expense reimbursements, for the year ended December 31, 2010.
Unlike multi-family housing where apartments are leased by the unit, collegiate-housing communities are typically leased by the bed on an individual lease liability basis. Individual lease liability limits each resident’s liability to his or her own rent without liability for a roommate’s rent. The number of lease contracts that we administer is therefore equivalent to the number of beds occupied instead of the number of apartment units occupied.  A parent or guardian is required to execute each lease as a guarantor unless the resident provides adequate proof of income and/or pays a deposit, which is usually equal to two months rent.

Due to our predominantly private bedroom accommodations, the high level of student-oriented amenities, the fact that in most cases units are furnished and rent includes utilities, cable television and internet service and because of the individual lease liability, we believe our communities can typically command higher per-unit and per-square foot rental rates than most multi-family communities in the same geographic markets. We are also typically able to command higher rental rates than on-campus student housing, which tends to offer fewer amenities.

The majority of our leases commence mid-August and terminate the last day of July. These dates generally coincide with the commencement of the respective universities’ fall academic term and the completion of the subsequent summer school session. As such, we are required to re-lease each community in its entirety each year, resulting in significant turnover in our tenant population from year to year. In 2010 and 2009, approximately 70.0% of our leased beds were to first-time residents at our communities. As a result, we are highly dependent upon the effectiveness of our marketing and leasing efforts during the annual leasing season that typically begins in November and ends in August of each year. Our communities’ occupancy rates are therefore typically stable during the August to July academic year but are susceptible to fluctuation at the commencement of each new academic year.

Prior to the commencement of each new lease period, primarily during the first two weeks of August, we prepare the units for new incoming tenants. Other than revenue generated by in-place leases for returning tenants, we do not generally recognize lease revenue during this period referred to as “Turn” as we have no leases in place. In addition, we incur significant expenses during Turn to make our units ready for occupancy. These expenses are recognized when incurred. This Turn period results in seasonality in our operating results during the third quarter of each year.

Development consulting services

For the year ended December 31, 2010, revenue from our development consulting services represented approximately 2.6% of our revenue, excluding operating expense reimbursements. We provide development consulting services primarily to colleges and universities seeking to modernize their on-campus collegiate housing communities but also to the Trust and other third-party investors. Our development consulting services typically include the following:

•	market analysis and evaluation of collegiate housing needs and options;

•	cooperation with the client on architectural design;

•	negotiation of ground lease, development agreement, construction contract, architectural contract and bond documents;

•	oversight of architectural design process;

•	coordination of governmental and university plan approvals;

•	oversight of construction process;

•	design, purchase and installation of furniture;

•	pre-opening marketing to students;

•	obtaining final approvals of construction; and

•	guarantee of costs and completion date.

Fees for these services are typically 3-5% of the total cost of a project and are payable over the life of the construction period, which in most cases is one to two years in length. Occasionally, the development consulting contracts include a provision whereby the Trust can participate in project savings resulting from successful cost management efforts.  These revenues are recognized once all contractual terms have been satisfied and no future performance requirements exist.  This typically occurs after construction is complete. As part of the development agreements, there are certain costs we pay on behalf of universities or third-party investors. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the universities or third-party investors. We recognize the expense and revenue related to these reimbursements when incurred. These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our development consulting services business.

Management services

For the year ended December 31, 2010, revenue from our management services segment represented approximately 6.6% of our revenue, excluding operating expense reimbursements.  We provide management services for collegiate housing communities owned by educational institutions, charitable foundations, the Trust and others. Our management services typically cover all aspects of community operations, including residence life and student development, marketing, leasing administration, strategic relationships, information systems and accounting services. We provide these services pursuant to multi-year management agreements under which management fees are typically 3-5% of leasing revenue.  These agreements usually have an initial term of two to five years with renewal options of like terms. As part of the management agreements, there are certain payroll and related expenses we pay on behalf of the property owners. These costs are included in reimbursable operating expenses and are required to be reimbursed to us by the property owners. We recognize the expense and revenue related to these reimbursements when incurred. These operating expenses are wholly reimbursable and therefore not considered by management when analyzing the operating performance of our management services business.

Trends and Outlook

Rents and occupancy

We manage our communities to maximize revenue, which is primarily driven by two components: rental rates and occupancy. We customarily adjust rental rates in order to maximize revenue, which in some cases results in a lower occupancy, but in most cases results in stable or increasing revenue from the community. As a result, a decrease in occupancy may be offset by an increase in rental rates and may not be material to our operations. Periodically, certain of our markets experience increases in new on-campus collegiate housing provided by colleges and universities and off-campus collegiate housing provided by private owners. This additional collegiate housing both on and off campus can create competitive pressure on rental rates and occupancy.

For the 2010-2011 leasing term, same-community revenue per available bed increased to $406 and same-community physical occupancy increased to 93.2% compared to revenue per available bed of $389 and physical occupancy of 91.1% for the 2009-2010 lease term. This is compared to a rental rate decrease of 1.6% and an occupancy decrease of 1.7% for the 2009-2010 lease term over the 2009-2008 lease term.  The results represent averages for the Trust’s portfolio which are not necessarily indicative of every community in the portfolio.  As would be expected, individual communities can and do perform both above and below these averages, and, at times, an individual community may experience a decline in total revenue due to local university and economic conditions.  Our focus is to assess these situations and address them as quickly as possible in an effort to minimize the Trust’s exposure and reverse any negative trend.

Development consulting services

Third-party development consulting services revenue experienced considerable growth from 2007 to 2009 increasing from $5,411 to $8,178.  However, third-party development revenue declined 65.9% to $2,788 for the year ended December 31, 2010 as credit market conditions in 2009 delayed the financing and commencement of construction on several previously awarded projects.  Beginning in the fall of 2010 our development team began seeing improvement in the credit markets and an increase in interest from colleges and universities that are considering new collegiate housing. They also continue to receive requests for proposals on new development projects.  This improvement in the development consulting market is evidenced by the ground breaking of a project at the Science + Technology Park at Johns Hopkins Medical Center in Baltimore, Maryland in the third quarter of 2010 and the beginning of construction of on-campus collegiate housing projects at East Stroudsburg University located in East Stroudsburg, Pennsylvania and Mansfield University located in Mansfield, Pennsylvania in the fourth quarter of 2010.

The amount and timing of future revenues from development consulting services will be contingent upon our ability to successfully compete in public college and university competitive procurement processes and secure contracts from private educational institutions, our ability to successfully structure financing of these projects and our ability to ensure completion of construction within agreed upon construction timelines and budgets. To date, we have completed construction on all of our development projects in time for their targeted occupancy dates.

Collegiate housing operating costs

Cost reduction initiatives put in place in the fourth quarter of 2008 helped drive a reduction in same-community operating expenses for the year ended December 31, 2009. For the year ended December 31, 2010, same-community operating expenses were relatively flat compared to the prior year as the reduced spending achieved in 2009 was maintained. Although we do not expect significant reductions in same-community operating expenses going forward, we will continue to maintain our focus to operate our communities as efficiently as possible.

General and administrative costs

For the year ended December 31, 2009, general and administrative costs, before development pursuit costs, remained relatively flat when compared to 2008. In the first half of 2010, we began a reorganization plan, and as a result, have seen a 2.8% reduction in general and administrative expenses, before reorganization, development pursuit and acquisition costs, when compared to the year ended December 31, 2009.  Although reductions in general and administrative expenses of this type may not continue going forward, we will continue to focus on operating efficiencies in the future.

Asset Repositioning and Capital Recycling

In October 2010, the Trust completed the following transactions that resulted in meaningful repositioning and improvement of its owned portfolio.

The Trust completed the purchase of The GrandMarc at the Corner, a 641-bed collegiate community at the University of Virginia (UVA) in Charlottesville, Virginia.  UVA enrollment for the 2009/2010 academic year was approximately 24,400.  The property was opened in 2006 and is located within a short walking distance to campus and to “The Corner” a popular destination for students due to the wide variety of restaurants, shopping and entertainment venues.  The purchase price was $45,739 with related acquisition costs of $1,467 that were expensed in the fourth quarter of 2010. As of December 31, 2010, The GrandMarc was 91.9% occupied at an average monthly rental rate per bed of approximately $688.

The Trust entered into two separate sales agreements in October of 2010 to sell nine communities, including eight of the former Place-communities, for a total sales price of $84,800 (see Note 5 to the consolidated financial statements). The first agreement closed in December 2010 and the second agreement closed in January 2011 (see Note 18 to the consolidated financial statements).

The Trust’s regular review of the recoverability of asset carrying values, which included the consideration of these pending sales transactions, identified asset impairments totaling $33,610 that were recognized during the three months ended September 30, 2010.

These transactions helped the Trust to recycle capital from non-strategic assets to vibrant, younger collegiate housing communities at larger universities.  These steps helped improve the quality of the Trust’s portfolio and create better long-term growth potential.

In January 2011, the Trust completed a follow-on offering of 13,225,000 shares of its common stock, including 1,725,000 shares purchased by the underwriters pursuant to an overallotment option.  The Trust received approximately $91,700 in net proceeds from the offering after deducting the underwriting discount and other estimated offering expenses.  The Trust intends to use the net proceeds to repay debt, fund its development pipeline, fund potential future acquisitions and for general corporate purposes.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States, or GAAP, requires management to make estimates and assumptions in certain circumstances that affect amounts reported in our financial statements and related notes. In preparing these financial statements, management has utilized all available information, including its past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. The ultimate outcome anticipated by management in formulating its estimates may not be realized. Application of the critical accounting policies below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies in similar businesses may utilize different estimation policies and methodologies, which may impact the comparability of our results of operations and financial condition to those companies.

Collegiate housing leasing revenue recognition

Collegiate housing leasing revenue is comprised of all revenue related to the leasing activities at our collegiate housing communities and includes revenues from leasing apartments by the bed, food services, parking space rentals and certain ancillary services.

Students are required to execute lease contracts with payment schedules that vary from per semester to monthly. Generally, a parental guarantee must accompany each executed contract. Receivables are recorded when due, while leasing revenue and related lease incentives/concessions and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. Balances are considered past due when payment is not received on the contractual due date. Allowances for doubtful accounts are established by management when it is determined that collection is doubtful.

Other leasing revenue recognition

In 2006, 2007 and 2008, other leasing revenue related to leasing of the Place Portfolio that we acquired from Place Properties on January 1, 2006. Base rent was recognized on a straight-line basis over the lease term and additional rent was recognized only upon satisfaction of certain defined criteria. On February 1, 2008, the lease was terminated.  Under the termination agreement, the Trust received a lease termination fee totaling $6,000 in 2008.

Revenue and cost recognition of development consulting services

Costs associated with the pursuit of third-party development consulting contracts are expensed as incurred until such time as we have been notified of a contract award or reimbursement has been otherwise guaranteed by the customer. At such time, the reimbursable portion of such costs is recorded as a receivable. Development consulting revenues are recognized using the percentage of completion method as determined by construction costs incurred relative to the total estimated construction costs. Occasionally, our development consulting contracts include a provision whereby we can participate in project savings resulting from our successful cost management efforts. We recognize these revenues once all contractual terms have been satisfied and we have no future performance requirements. This typically occurs after construction is complete. Costs associated with development consulting services are expensed as incurred. We generally receive a significant percentage of our fees for development consulting services upon closing of the project financing, a portion of the fee over the construction period and the balance upon substantial completion of construction. Because revenue from these services is recognized for financial reporting purposes utilizing the percentage of completion method, differences occur between amounts received and revenues recognized. Differences also occur between amounts recognized for tax purposes and those recognized for financial reporting purposes. Because REITs are required to distribute 90% of their taxable income, our distribution requirement with respect to our income from third-party services may exceed that reflected as net income for financial reporting purposes from such activities.

We also periodically enter into joint venture arrangements whereby we provide development consulting services to third-party collegiate housing owners in an agency capacity. We recognize our portion of the earnings in each joint venture based on our ownership interest, which is reflected after net operating income in our condensed consolidated statement of operations as equity in earnings of unconsolidated entities. Our revenue and operating expenses could fluctuate from period to period based on the extent to which we utilize joint venture arrangements to provide third-party development consulting services.

Collegiate housing property acquisitions and dispositions

Land, land improvements, buildings and improvements and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 15 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes.

Results of operations for acquired collegiate housing communities’ are included in the Trust’s results of operations from the respective dates of acquisition.  Appraisals, estimates of cash flows and other valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and identifiable intangibles such as amounts related to in-place leases. On January 1, 2009, the Trust adopted the authoritative guidance issued by the Financial Accounting Standards Board, or the FASB, which prospectively changed the requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, any noncontrolling interests in the acquiree and the goodwill acquired.  The guidance also enhanced the disclosures to enable the evaluation of the nature and financial effects of the business combination and requires that pre-acquisition costs be expensed as incurred. Pre-acquisition costs, which include legal and professional fees and other third-party costs related directly to the acquisition of a community, were accounted for as part of the purchase price prior to the adoption of the guidance issued by the FASB.

Management assesses impairment of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management uses an estimate of future undiscounted cash flows of the related asset based on its intended use to determine whether the carrying value is recoverable. If the Trust determines that the carrying value of an asset is not recoverable, the fair value of the asset is estimated and an impairment loss is recorded to the extent the carrying value exceeds estimated fair value (See Note 2 to the consolidated financial statements). Management estimates fair value using market offers, discounted cash flow models, market appraisals if available, and other market participant data.

When a collegiate housing community has met the criteria to be classified as held for sale, the fair value less cost to sell such asset is estimated. If fair value less cost to sell the asset is less than the carrying amount of the asset, an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a collegiate housing community has met the held for sale criteria. The related carrying value of the community is recorded as held for sale in the consolidated balance sheet and operations of collegiate housing communities that are sold or classified as held for sale are recorded as part of discontinued operations for all periods presented.

Repairs and maintenance

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset beyond one year are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, the lenders require us to maintain a reserve account for future repairs and capital expenditures. These amounts are not available for current use and are recorded as restricted cash on our consolidated balance sheet.

Use of estimates

Significant estimates and assumptions are used by management in determining the recognition of third-party development consulting revenue under the percentage of completion method, useful lives of collegiate housing assets, the valuation of goodwill, the initial valuations and underlying allocations of purchase price in connection with collegiate housing property acquisitions, the determination of fair value for impairment assessments, and in recording the allowance for doubtful accounts.  Actual results could differ from those estimates.

We review our assets, including our collegiate housing communities, communities under development, and goodwill for potential impairment indicators whenever events or circumstances indicate that the carrying value might not be recoverable.  Impairment indicators include, but are not limited to, declines in our market capitalization, overall market factors, changes in cash flows, significant decreases in net operating income and occupancies at our operating properties, changes in projected completion dates of our development projects, and sustainability of development projects.  Our tests for impairment are based on the most current information available and if conditions change or if our plans regarding our assets change, it could result in additional impairment charges in the future.  However, based on our plans with respect to our operating properties and those under development, we believe the carrying amounts are recoverable.

Results of Operations for the Years Ended December 31, 2010 and 2009

	Year Ended December 31, 2010					Year Ended December 31, 2009

	Collegiate	Development				Collegiate	Development
	Housing	Consulting	Management	Adjustments/		Housing	Consulting	Management	Adjustments/
	Leasing	Services	Services	Eliminations	Total	Leasing	Services	Services	Eliminations	Total

Segment Revenues:
Collegiate housing leasing revenue	$96,510	$—	$—	$—	$96,510	$93,359	$—	$—	$—	$93,359
Other leasing revenue	—	—	—	—	—	—	—	—	—	—
Third-party development consulting services	—	2,788	—	(305)	2,483	—	8,178	—	—	8,178
Third-party management services	—	—	3,189	—	3,189	—	—	3,221	—	3,221
Intersegment revenues	—	—	3,762	(3,762)	—	—	1,129	3,629	(4,758)	—
Operating expense reimbursements	—	916	—	13,603	14,519	—	—	—	9,722	9,722
Total segment revenues	96,510	3,704	6,951	9,536	116,701	93,359	9,307	6,850	4,964	114,480
Segment operating expenses:
Collegiate housing leasing operations	46,293	—	—	—	46,293	45,582	—	—	—	45,582
General and administrative	—	2,885	7,255	(170)	9,970	—	3,261	7,135	(96)	10,300
Intersegment expenses	3,762	—	—	(3,762)	—	3,629	—	—	(3,629)	—
Reimbursable operating expenses	—	—	—	13,603	13,603	—	—	—	9,722	9,722
Total segment operating expenses	50,055	2,885	7,255	9,671	69,866	49,211	3,261	7,135	5,997	65,604
Segment net operating income (loss) (1)	$46,455	$819	$(304)	$(135)	$46,835	$44,148	$6,046	$(285)	$(1,033)	$48,876

(1) The following is a reconciliation of the reportable segments’ net operating income to the Trust’s consolidated loss before income taxes and discontinued operations for the year ended December 31:

	2010	2009
Segment net operating income	$46,835	$48,876
Other unallocated general and administrative expenses	(7,431)	(5,452)
Depreciation and amortization	(25,021)	(22,787)
Ground lease expense	(1,528)	(207)
Nonoperating expenses	(20,565)	(18,949)
Equity in losses of unconsolidated entities	(260)	(1,410)
Income (loss) before income taxes and discontinued operations	$(7,970)	$71

Collegiate housing leasing

Collegiate housing operating statistics for 2010 and 2009 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	Favorable
	2010 (9)	2009 (9)	(Unfavorable)
Wholly-owned communities:
Occupancy
Physical (1)	90.4%	90.0%	40	bps
Economic (2)	86.6%	86.6%	—	bps
NarPAB (3)	$378	$374	$4
Other income per avail. bed (4)	$23	$25	$(2)
RevPAB (5)	$401	$399	$2
Property operating expense per bed (6)	$192	$195	$3
Operating margin (7)	52.0%	51.2%	80	bps
Design Beds (8)	240,508	233,898	6,610

Same communities (10):
Occupancy
Physical (1)	91.2%	90.2%	100	bps
Economic (2)	87.6%	87.1%	50	bps
NarPAB (3)	$372	$371	$1
Other income per avail. bed (4)	$23	$25	$(2)
RevPAB (5)	$395	$396	$(1)
Property operating expense per bed (6)	$194	$193	$(1)
Operating margin (7)	51.0%	51.2%	(20	)bps
Design Beds (8)	224,185	224,202	(17)

(1)	Physical occupancy represents a weighted average of the month-end occupancies for the respective period.

(2)	Economic occupancy represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.

(3)	NarPAB represents GAAP net apartment rent, or rental revenue, for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(4)
Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/application fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery, and other miscellaneous fees.

(5)	Represents GAAP total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(6)
Represents GAAP property-level operating expense excluding management fees, depreciation and amortization and ground/facility lease fees divided by the sum of the design beds for each of the included months.

(7)	Represents operating income, GAAP total revenue minus property operating expense per bed as defined above, divided by GAAP total revenue.

(8)	Represents the sum of the monthly design beds in the portfolio during the period.

(9)	This information excludes property information related to discontinued operations.

(10)	Represents operating statistics for communities that were operating for the full year in both 2010 and 2009.

Total revenue in the collegiate housing leasing segment was $96,510 for the year ended December 31, 2010, an increase of $3,151, or 3.4%, from the same period in 2009. This increase represents an increase of $3,517 related to the new communities, University Village on Colvin (Syracuse) and The Reserve at Saluki Pointe (Carbondale) that opened in the third quarter of 2009 and The GrandMarc at The Corner (Charlottesville) that was purchased in the fourth quarter of 2010. Offsetting this increase was a decline in same-community revenue of $367 primarily due to a decrease in service and application fees, parking income and damage billings than in the prior year.

Operating expenses in the collegiate housing leasing segment increased $711, or 1.6%, to $46,293 for the year ended December 31, 2010 as compared to the prior year.  The new communities that opened in the third quarter of 2009 and the purchase of The GrandMarc at The Corner in the fourth quarter of 2010 contributed to $671 of the increase from the prior year. Same-community operating expenses increased $40 primarily due to increases in payroll costs of $283 and an increase in utilities cost of $800 offset by a decline in the cost of resident phone, data and cable services of $516, a decrease in real estate taxes of $377 and a decline in the cost of insurance.

Development consulting services

The following table represents the development consulting projects that were active during the years ended December 31, 2010 and 2009:

			Segment Revenues
Project	Beds	Fee Type	2010	2009	Difference
University of Michigan	896	Development fee	$1	$183	$(182)
Fontainebleu Renovation Project	435	Development fee	—	68	(68)
West Chester— Phase I	1,197	Development fee	—	3,287	(3,287)
West Chester— Phase II	1,467	Development fee	—	65	(65)
Indiana University of Pennsylvania — Phase III	1,084	Development fee	—	1,946	(1,946)
Indiana University of Pennsylvania — Phase IV	596	Development fee	641	605	36
Colorado State University — Pueblo I	253	Development fee	—	791	(791)
Colorado State University — Pueblo II	500	Development fee	531	1,051	(520)
Auraria Higher Education System	685	Development fee	—	182	(182)
SUNY College of Environmental Science and Forestry	454	Development fee	802	—	802
East Stroudsburg University	969	Development fee	231	—	231
Mansfield University of Pennsylvania	634	Development fee	52	—	52
Miscellaneous consulting fees	—	Consulting fee	225	—	225
Third-party development consulting services			2,483	8,178	(5,695)
Participating project- Science + Technology Park at Johns Hopkins	572	Development fee	305	—	305
Third-party development consulting services plus participating projects			2,788	8,178	(5,390)
Southern Illinois University— Carbondale	768	Construction oversight fee	—	100	(100)
Syracuse University	432	Development fee	—	1,029	(1,029)
Intersegment development services			—	1,129	(1,129)
Development consulting services			$2,788	$9,307	$(6,519)

Development consulting services revenue decreased $6,519, or 70.0%, to $2,788 for the year ended December 31, 2010 as compared to the same period in 2009.  Third-party development consulting revenue declined $5,695 from the prior year as credit market conditions in 2009 delayed the financing and the commencement of construction on previously awarded projects, resulting in only four active third-party development jobs for the year ended December 31, 2010 compared to seven active projects in 2009.  However, the decrease in active third-party development consulting revenue was partially offset by $225 in revenue related to consulting services that were unrelated to an active development project and $305 of fees related to the participating project at the Science + Technology Part at Johns Hopkins (see Note 2 to the accompanying consolidated financial statements). Due to the fact the Trust is guaranteeing the construction loan and extending a second mortgage to the development, all revenue on the project is being deferred in the accompanying consolidated financial statements until the second mortgage is repaid and the Trust no longer guarantees the debt. As such the fees are deferred in the eliminations column of the segment financial statements. During the year ended December 31, 2010, the Trust was reimbursed $916 for operating expenses related to the Johns Hopkins project that the Trust had incurred in prior years. This resulted in a difference between operating expense reimbursement revenue and operating expense reimbursement expenses, which typically have no markup, and an increase in net operating income for the year. Total development consulting service revenue was also impacted by a decline in intersegment revenue related to two internal developments that were completed in the third quarter of 2009. As these fees relate to development services performed on projects owned by the Trust, they are eliminated in the accompanying consolidated financial statements.

General and administrative expenses decreased $376, or 11.5%, for the year ended December 31, 2010. This decrease is primarily due to a decline in third-party development pursuit costs and marketing and advertising expenses.

Management services

Total management services revenue remained relatively flat for the year ended December 31, 2010 when compared to the prior year due to a consistent number of management contracts each period and relatively flat revenue at those projects.

General and administrative costs increased $120 or 1.7% compared to the prior year due to $674 of severance costs incurred in 2010. These severance costs were offset by the reduction in salary expense related to the reorganization plan implemented in 2010.  Excluding the severance costs, general and administrative costs in the management services segment were reduced by 7.8% from the prior year.

Other unallocated general and administrative expenses

For the year ended December 31, 2010, other unallocated general and administrative expenses increased $1,979 or 36.2% to $7,431compared to the prior year primarily due to $1,467 in acquisition costs related to the purchase of  The GrandMarc at The Corner (Charlottesville) in the fourth quarter of 2010. Additionally, an increase in corporate payroll and benefits and costs related to the pursuit of company owned developments contributed to the increase.

Depreciation and amortization

For the year ended December 31, 2010, depreciation and amortization expense increased $2,234 or 9.8% to $25,021 compared to the prior year. The new communities that opened in the third quarter of 2009 and The GrandMarc at The Corner (Charlottesville) which was purchased in the fourth quarter of 2010 contributed $1,177 of the increase. The remainder of the increase can be attributed to higher capital spending in 2009 and 2010.

Ground lease expense

For the year ended December 31, 2010, the cost of Ground lease expense increased $1,321 compared to the prior year due to the opening and addition of the University Village on Colvin (Syracuse) and The GrandMarc at The Corner (Charlottesville) which are both subject to ground leases. The Trust recognizes the cost for these leases on a straight-line basis over the life of the lease.

Nonoperating expenses

For the year ended December 31, 2010, interest expense increased $478 or 2.5% when compared to the same period in the prior year. This increase is primarily attributable to the decline in the value of the interest rate cap of $439 discussed in Note 10 to the accompanying consolidated financial statements and the decrease in capitalized interest of $462 on owned developments compared to the prior year. These increases in interest expense were offset by the repayment of mortgage debt on certain Place-communities in the fourth quarter of 2009.

A refund of defeasance costs in 2009 also contributed to the increase in nonoperating expenses. The refund resulted in an $830 gain on the extinguishment of debt related to the 2008 repayment of mortgage debt on certain Place-communities.

Equity in earnings of unconsolidated entities

Equity in earnings of unconsolidated entities represents our share of the net income or loss related to four investments in unconsolidated entities that own collegiate housing communities. For the year ended December 31, 2010, equity in losses was $260 compared to $1,410 in the prior year. The decrease in equity in losses was primarily related to $1,447 of the Trust’s share of an impairment loss related to the underlying student housing assets of our joint venture property in Goleta, California in 2009. A decline in occupancy and increase in interest expense on our joint venture property in Greensboro, North Carolina offset this decrease.

Results of Operations for the Years Ended December 31, 2009 and 2008

	Year Ended December 31, 2009					Year Ended December 31, 2008

	Collegiate	Development				Collegiate	Development
	Housing	Consulting	Management	Adjustments/		Housing	Consulting	Management	Adjustments/
	Leasing	Services	Services	Eliminations	Total	Leasing	Services	Services	Eliminations	Total

Segment Revenues:
Collegiate housing leasing revenue	$93,359	$—	$—	$—	$93,359	$90,754	$—	$—	$—	$90,754
Other leasing revenue	—	—	—	—	—	1,357	—	—	—	1,357
Third-party development consulting services	—	8,178	—	—	8,178	—	8,303	—	—	8,303
Third-party management services	—	—	3,221	—	3,221	—	—	3,672	—	3,672
Intersegment revenues	—	1,129	3,629	(4,758)	—	—	661	3,547	(4,208)	—
Operating expense reimbursements	—	—	—	9,722	9,722	—	—	—	10,796	10,796
Total segment revenues	93,359	9,307	6,850	4,964	114,480	92,111	8,964	7,219	6,588	114,882
Segment operating expenses:
Collegiate housing leasing operations	45,582	—	—	—	45,582	45,855	—	—	—	45,855
General and administrative	—	3,261	7,135	(96)	10,300	3	4,196	7,234	(337)	11,096
Intersegment expenses	3,629	—	—	(3,629)	—	3,547	—	—	(3,547)	—
Reimbursable operating expenses	—	—	—	9,722	9,722	—	—	—	10,796	10,796
Total segment operating expenses	49,211	3,261	7,135	5,997	65,604	49,405	4,196	7,234	6, 912	67,747
Segment net operating income (loss) (1)	$44,148	$6,046	$(285)	$(1,033)	$48,876	$42,706	$4,768	$(15)	$(324)	$47,135

(1) The following is a reconciliation of the reportable segments’ net operating income to the Trust’s consolidated loss before income taxes and discontinued operations for the year ended December 31:

	2009	2008
Segment net operating income	$48,876	$47,135
Other unallocated general and administrative expenses	(5,452)	(5,252)
Depreciation and amortization	(22,787)	(22,923)
Ground lease expense	(207)	(105)
Loss on impairment of goodwill	—	(388)
Nonoperating expenses	(18,949)	(24,112)
Equity in losses of unconsolidated entities	(1,410)	(196)
Income (loss) before income taxes and discontinued operations	$71	$(5,841)

Collegiate housing leasing

Collegiate housing operating statistics for 2009 and 2008 were as follows:

	Year Ended	Year Ended
	December 31,	December 31,	Favorable
	2009 (9)	2008 (9)	(Unfavorable)
Wholly-Owned communities:
Occupancy
Physical (1)	90.0%	92.4%	(240	)bps
Economic (2)	86.6%	89.4%	(280	)bps
NarPAB (3)	$374	$377	$(3)
Other income per avail. bed (4)	$25	$25	$—
RevPAB (5)	$399	$402	$(3)
Property operating expense per bed (6) (7)	$195	$203	$8
Operating margin (10)	51.2%	49.5%	170	bps
Design Beds (8)	233,898	225,696	8,202

Same communities (11):
Occupancy
Physical (1)	90.2%	92.5%	(230	)bps
Economic (2)	87.1%	89.7%	(260	)bps
NarPAB (3)	$375	$382	$(7)
Other income per avail. bed (4)	$26	$25	$1
RevPAB (5)	$401	$407	$(6)
Property operating expense per bed (6) (7)	$196	$202	$6
Operating margin (10)	51.1%	50.4%	70	bps
Design Beds (8)	209,802	209,856	(54)

(1)	Physical occupancy represents a weighted average of the month-end occupancies for the respective period.

(2)	Economic occupancy represents the effective occupancy calculated by taking net apartment rent accounted for on a GAAP basis for the respective period divided by market rent for the respective period.

(3)	NarPAB represents GAAP net apartment rent, or rental revenue, for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(4)
Represents other GAAP-based income for the respective period divided by the sum of the design beds in the portfolio for each of the included months. Other income includes service/application fees, late fees, termination fees, parking fees, transfer fees, damage recovery, utility recovery, and other miscellaneous fees.

(5)	Represents GAAP total revenue (net apartment rent plus other income) for the respective period divided by the sum of the design beds in the portfolio for each of the included months.

(6)	Represents GAAP property-level operating expense excluding management fees, depreciation and amortization divided by the sum of the design beds for each of the included months.

(7)
For the year ended December 31, 2008, approximately $2 per bed related to the loss on the sale of land and the parking garage at University Towers (see Note 5 in the consolidated financial statements) is excluded.

(8)	Represents the sum of the monthly design beds in the portfolio during the period.

(9)	This information excludes property information related to discontinued operations.

(10)	Represents operating income, GAAP total revenue minus property operating expenses as defined above, divided by GAAP total revenue.

(11)	Represents operating statistics for communities that were operating for the full year in both 2009 and 2008.

Total revenue in the collegiate housing leasing segment was $93,359 for the year ended December 31, 2009. This represents an increase of $1,248, or 1.4%, from the same period in 2008. Collegiate housing leasing revenue increased 2.9%, or $2,605, to $93,359, while other leasing revenue declined $1,357 as a result of the February 1, 2008 Place Portfolio lease termination and related termination fee recognized in 2008. The collegiate housing leasing revenue increase of $2,605 included $389 related to one additional month of operating results from the remaining Place-communities in 2009 compared to 2008 and a $286 increase in revenue since the lease termination due to an increase in rates and occupancy. Two new communities, Reserve at Saluki Point (Carbondale) and University Village on Colvin (Syracuse), which opened in August of 2008 and 2009, respectively, contributed $3,247 of revenue growth year over year. Same-community revenue declined $1,317 or 1.5% compared to the prior year, reflecting an approximate 1.0% increase in rates and a 0.1% increase in other income offset by an approximate 2.6% decline in occupancy.

Operating expenses in the collegiate housing leasing segment decreased $273, or 0.6%, to $45,582 for the year ended December 31, 2009 as compared to the same period in 2008.  Same-community cost reductions of 4.5% and a 5.7% cost reduction at our remaining Place-communities for the comparable periods since the lease termination contributed a $2,048 reduction in operating expenses.  These reductions were offset by $178 of expense growth related to one additional month of operations of the Place-communities in 2009 compared to 2008 as well as $1,597 of additional operating expenses related to the two new communities, The Reserve at Saluki Point and University Village on Colvin.  The Same-community and Place-community cost reductions included $512 related to a loss on the sale of the University Towers’ land and parking garage in the prior year, $637 reduction in payroll costs, a $756  reduction in credit card fees and a $316 reduction in real estate taxes compared to the prior year.

Development consulting services

The following table represents the development consulting projects that were active during the years ended December 31, 2009 and 2008:

		Recognized Earnings
Project	Beds	2009	2008	Difference
University of Michigan	896	$183	$314	$(131)
University of Alabama – Tuscaloosa	631	—	670	(670)
Slippery Rock University – Phase II	746	—	1,019	(1,019)
Indiana University of Pennsylvania – Phase II	1,102	—	2,341	(2,341)
Fontainebleu Renovation Project	435	68	171	(103)
West Chester – Phase I	1,197	3,287	2,033	1,254
West Chester – Phase II	—	65	—	65
Indiana University of Pennsylvania – Phase III	1,084	1,946	1,339	607
Colorado State University – Pueblo I	253	791	234	557
Colorado State University – Pueblo II	500	1,051	—	1,051
Auraria Higher Education System	685	182	182	—
Indiana University of Pennsylvania – Phase IV	596	605	—	605
Third-party development consulting services		8,178	8,303	(125)
Southern Illinois University – Carbondale	768	100	199	(99)
Syracuse University	432	1,029	462	567
Intersegment development services		1,129	661	468
Development consulting services		$9,307	$8,964	$343

Development consulting services revenue increased $343, or 3.8%, to $9,307 for the year ended December 31, 2009. As shown above third-party development consulting revenue decreased $125 to $8,178 for the year due to a decline in the number of active jobs year over year.  This decline was net of an approximate $1,400 increase in fees representing AODC’s share of development cost savings on successfully completed projects.  The inter-segment development revenue relates to development services performed on projects owned by the Trust, that are eliminated in the accompanying consolidated financial statements. Intersegment revenue increased $468 over the prior year due to the timing of the two developments at Carbondale and Syracuse.

General and administrative expenses declined $935 to $3,261 during the year ended December 31, 2009 primarily due to a $706 write off of development costs in 2008 related to a project we were no longer pursing as company owned and a $348 reduction in payroll expenses in 2009 as a result of cost reduction measures implemented in the fall of 2008. These cost reductions were offset by higher project pursuit costs in 2009.

Management services

Total management services revenue decreased by $369, or 5.1%, to $6,850 for the year ended December 31, 2009. Third-party management fee revenue decreased $451, or 12.3%, to $3,221 for the year ended December 31, 2009. The cancellation of a contract in 2008 related to a five property portfolio in Michigan, for which the owner chose to take management in-house, contributed to $443 of the decrease and an additional $245 of the decrease resulted from two other contracts that were cancelled in 2008.  Four new contracts signed in 2008 added $173 of revenue growth in 2009 while fees from existing customers improved $65, or 2.3%. Growth in our wholly-owned portfolio helped offset the decline in third-party management fee revenue by contributing an increase in intersegment revenue of $82, which related to an additional month of managing the Place Portfolio in 2009 as well as the addition of the two new communities that came out of development in 2008 and 2009.

General and administrative costs for our third-party management services segment decreased $99 or 1.4% to $7,135 for the year ended December 31, 2009 compared to the same period in 2008. This decrease is primarily attributable to the cost reduction measures implemented in the fall of 2008.

Nonoperating expenses

Gain on extinguishment of debt increased $5,190 to $830 for the year ended December 31, 2009, from a loss in the same period in 2008. This increase was the result of a $4,360 loss on the extinguishment of debt related to the Trust’s debt refinancing in December of 2008 and an $830 gain on the extinguishment of debt resulting from the refund of defeasance costs in 2009.

Equity in losses of unconsolidated entities

Equity in losses of unconsolidated entities primarily represents our share of the net loss related to four investments in unconsolidated entities that own collegiate housing communities. These communities are also managed by the Trust. For the year ended December 31, 2009, equity in losses was $1,410 compared to equity in losses of $196 in the prior year. This increase in equity in losses was primarily related to the Trust recording $1,447 as its share of an impairment loss related to the underlying collegiate housing assets of one of these joint ventures.

Liquidity and Capital Resources

Second Amended Revolver, Master Secured Credit Facility and other indebtedness

On November 20, 2009, the Operating Partnership entered into a Second Amended and Restated Credit Agreement, or the Second Amended Revolver. The Second Amended Revolver amended and restated the existing secured revolving credit facility agreement dated March 30, 2006, or the Amended Revolver. The previous facility had a maximum availability of $100,000 and was scheduled to mature on March 30, 2010. The Second Amended Revolver has a maximum availability of $95,000.

Availability under the Second Amended Revolver is limited to a “borrowing base availability” equal to the lesser of (i) 60% of the property asset value (as defined in the agreement) of the properties securing the facility and (ii) the loan amount which would produce a debt service coverage ratio of no less than 1.40. As of December 31, 2010, our borrowing base was $43,832, we had $3,700 outstanding under the Second Amended Revolver and we had letters of credit outstanding of $4,500 (see Note 16 to our accompanying consolidated financial statements); thus, our remaining borrowing base availability was $35,632. At December 31, 2010, the Trust had ten properties unencumbered by mortgage debt.  Five of the ten properties have, however, been pledged as collateral against any borrowings under our Second Amended Revolver.

During the fourth quarter of 2010, the Trust drew $27,000 on the Second Amended Revolver to partially fund the acquisition of The GrandMarc at the Corner. Subsequent to December 31, 2010, upon completion of the January 2011 follow-on offering of 13,225,000 shares of common stock and the completion of the sale of five collegiate housing communities (see note 18 of the accompanying consolidated financial statements) the $3,700 outstanding on the Second Amended Revolver was repaid and the letters of credit outstanding were reduced by $3,000. Taking into account these transactions, if the The GrandMarc at the Corner community was posted as collateral against the Second Amended Revolver, we estimate that the borrowing base availability would be approximately $88,700.

The Trust serves as the guarantor for any funds borrowed by the Operating Partnership under the Second Amended Revolver. Additionally, the Second Amended Revolver is secured by a cross-collateralized, first mortgage lien on five otherwise unmortgaged properties. The Second Amended Revolver matures on November 20, 2012, provided that the Operating Partnership may extend the maturity date for one year subject to certain conditions. The interest rate per annum applicable to the Second Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or the greater of 2.0% or the London InterBank Offered Rate, or LIBOR, plus an applicable margin based upon our leverage.

The Second Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require the Trust and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests. As of December 31, 2010, the Trust was in compliance with all covenants discussed above.

The Trust is prohibited from making distributions unless either of the following conditions is met: (a) after giving effect to the distribution, the total leverage ratio is less than or equal to 65% prior to November 20, 2012, and less than or equal to 60% thereafter; or (b) the distribution, when considered along with all other distributions for the last three quarters, does not exceed 90% of funds from operations for the applicable period.

At December 31, 2010, the Trust had outstanding mortgage and construction indebtedness of $367,231 (excluding unamortized debt premium of $400).  $115,717 pertains to outstanding mortgage debt that is secured by the underlying collegiate housing communities or leasehold interests bearing interest at fixed rates ranging from 4.92% to 6.97%.  The remaining $227,823 of the outstanding mortgage indebtedness relates to the Fannie Mae master secured credit facility, or the Master Secured Credit Facility, that the Trust entered into on December 31, 2008 and expanded on December 2, 2009. $35,543 of the outstanding amount under the Master Secured Credit Facility bears interest at variable rates based on the 30-day LIBOR plus an applicable margin. This variable rate debt had a weighted average interest rate of 3.64% as of December 31, 2010. The remaining outstanding balance of $192,280 bears interest at a weighted average fixed rate of 5.88% (see Note 10, Debt, to the accompanying consolidated financial statements).  The remaining $23,691 of debt relates to construction debt that is discussed below.

At December 31, 2010, we had borrowed $10,613 and $4,252 on construction loans related to the development of a wholly owned collegiate housing community near Southern Illinois University (Carbondale) (see Note 4 in the accompanying consolidated financial statements). The loans bear interest equal to LIBOR plus 110 and 200 basis point margins, respectively, and were interest only through June 14, 2010. On June 14, 2010, the Trust paid down $5,013 of the outstanding construction debt and extended the maturity date until June 28, 2012. Going forward, annually, a debt service coverage ratio calculated on a rolling 12 month basis, of not less than 1.25 to 1, must be maintained with principal and interest being repaid on a monthly basis.

At December 31, 2010, the Trust had $8,826 outstanding on a construction loan related to the development of a wholly-owned student apartment community at Syracuse University (see Note 4 to the accompanying consolidated financial statements). The loan bears interest equal to LIBOR plus a 110 basis point margin and is interest only through September 29, 2011. Commencing with the quarter ended June 30, 2011, and annually thereafter, a debt service coverage ratio calculated on a rolling 12 month basis, of not less than 1.25 to 1, must be maintained in order to extend the loan until September 29, 2013, with principal and interest being repaid on a monthly basis.

Liquidity outlook and capital requirements

During the year ended December 31, 2010, we generated $32,269 of cash from operations, received proceeds of $2,148 related to notes receivable, received proceeds of $12,599 from equity offerings, disposed of five properties for net proceeds of $25,682, and borrowed $31,700 under the Second Amended Revolver. When combined with $31,169 of existing cash, we were able to invest $17,978 of capital into existing communities, acquire a new property for $45,500, repay $28,000 under the Second Amended Revolver, retire $4,138 of mortgage debt related to the dispositions, repay $5,217 in construction debt, invest $1,146 in assets under development, distribute $12,295 to our stockholders and unitholders, fund $9,872 of the second mortgage to East Baltimore Development, Inc. for the Johns Hopkins project and end the year with $6,958 of cash.

Our current liquidity needs include funds for distributions to our stockholders and unitholders, including those required to maintain our REIT status and satisfy our current annual distribution target of $0.20 per share/unit, funds for capital expenditures, funds for debt repayment and, potentially, funds for the acquisition and development of new communities. We generally expect to meet our short-term liquidity requirements through cash provided by operations, debt refinancing, existing cash, recycling capital by way of potential asset sales, and raising additional equity capital. We believe that these sources of capital will be sufficient to provide for our short-term capital needs.

Distributions for the year ended December 31, 2010 totaled $12,295 or $0.21 per weighted average share/unit, compared to cash provided by operations of $32,269 or $0.55 per weighted average share/unit.  The Trust’s Board of Directors lowered the annual dividend target from $0.82 in 2008 to $0.41 per share/unit beginning in 2009. Subsequently, and in conjunction with the Trust’s follow-on common stock offering in July of 2009, the Board of Directors lowered the annual dividend rate to $0.20 per share/unit effective with the November 16, 2009 dividend.

Based on our closing share price of $7.77 on December 31, 2010, our total enterprise value was $829,573.  With net debt (total debt less cash) of $363,973 at December 31, 2010, our debt to enterprise value was 43.9% compared to 57.2% at December 31, 2009.  With gross assets of $893,038, which excludes accumulated depreciation of $156,358, our debt to gross assets was 41.5% at December 31, 2010 as compared to 42.9% at December 31, 2009.

As discussed in Note 2 to the consolidated financial statements, the Trust implemented an at-the-market equity distribution program during the second quarter of 2010.  The Trust may sell shares of its common stock having an aggregate offering amount of up to $50,000.  As of December 31, 2010, the Trust had sold 1,792 shares of common stock under the equity distribution program for net proceeds of $12,527. In January 2011, the Trust completed a follow-on offering of 13,225 shares of its common stock, including 1,725 shares purchased by the underwriters pursuant to an overallotment option.  The Trust received approximately $91,700 in net proceeds from the offering after deducting the underwriting discount and other estimated offering expenses.

An additional source of capital, subject to appropriate market conditions, is the targeted disposition of non-strategic properties. We continually assess all of our communities, the markets in which they are located and the colleges and universities they serve, to determine if any dispositions are necessary or appropriate. The net proceeds from the sale of any asset would provide additional capital which would most likely be used to pay down debt and possibly finance acquisition and/or development growth or other operational needs.

On November 19, 2010, the Trust sold the Reserve at Clemson collegiate housing community for a sales price of $14,350 resulting in net proceeds of approximately $1,157 after the repayment of $12,000 in mortgage debt and other closing costs (see Note 10 to the consolidated financial statements).
In October of 2010, the Trust entered into two separate sales agreements to sell nine communities, including eight of the former Place communities, for a total of $84,800. The first agreement closed on December 8, 2010.  The second agreement closed on January 19, 2011 (see Note 18 to the consolidated financial statements).

We intend to invest in additional communities only as suitable opportunities arise. We also plan to develop properties for our ownership and management. In the short term, we intend to fund any acquisitions or developments with working capital, borrowings under first mortgage property secured debt, construction loans or our Second Amended Revolver. We intend to finance community acquisitions and development projects over the longer term with cash from operations, the proceeds from potential asset sales, additional issuances of common or preferred stock, private capital in the form of joint ventures, debt financing and issuances of units in our Operating Partnership. There can be no assurance, however, that such funding will be obtained on reasonable terms, or at all, particularly in light of current capital market conditions.

In October 2010, the Trust completed the purchase of The GrandMarc at the Corner, a 641-bed student community at the University of Virginia (UVA) in Charlottesville, Virginia. The purchase price was $45,739 with related acquisition costs of $1,467.  The Trust funded the acquisition with existing cash, including cash proceeds generated by sales of the Trust’s common stock in its equity distribution program, and a draw on the Second Amended Revolver of $27,000.

Our existing universal shelf registration statement permits us to issue up to $250,000 in securities, including equity or debt securities, from time to time in one or more transactions depending on market conditions and terms.  At December 31, 2010, $200,000 of securities registered remained available for issuance.

Predevelopment expenditures

Our third-party development consulting activities have historically required us to fund predevelopment expenditures such as architectural fees, permits and deposits. Because the closing of a development project’s financing is often subject to third-party delay, we cannot always predict accurately the liquidity needs of these activities. We frequently incur these predevelopment expenditures before a financing commitment has been obtained and, accordingly, bear the risk of the loss of these predevelopment expenditures if financing cannot ultimately be arranged on acceptable terms. However, we typically obtain a guarantee of repayment of these predevelopment expenditures from the project owner, but no assurance can be given that we would be successful in collecting the amount guaranteed in the event that project financing is not obtained.

In 2007, we began developing projects for the Trust’s ownership and plan to increase self-development activity going forward. In July 2010, the University of Texas Board of Regents selected the Trust to be the ground tenant to develop, own and manage a new high-rise apartment community near the core of the University of Texas at Austin campus.  This will be the Trust’s third wholly-owned development and second project under the ONE Plan SM. In September of 2010, the Trust entered into an agreement to develop the first two phases of Storrs Center, a mixed-use town center project, adjacent to the University of Connecticut, which are scheduled to be completed in 2012 and 2013, respectively. As opposed to our third-party development services, all risk, exposure and capital requirements for these developments remain with the Trust.

Long-term liquidity requirements

Our long-term liquidity requirements consist primarily of funds necessary for scheduled debt maturities, renovations and other non-recurring capital expenditures that are needed periodically for our communities. We expect to meet these needs through existing working capital, cash provided by operations, additional borrowings under our Second Amended Revolver, net proceeds from potential asset sales, the issuance of equity instruments, including common or preferred stock, Operating Partnership units or additional debt, if market conditions permit. We believe these sources of capital will be sufficient to provide for our long-term capital needs. Market conditions, however, may make additional capital more expensive for us. There can be no assurance that we will be able to obtain additional financing under satisfactory conditions, or at all, or that we will make any investments in additional communities.  Our Second Amended Revolver is a material source to satisfy our long-term liquidity requirements. As such, compliance with the financial and operating debt covenants is material to our liquidity.  As of December 31, 2010, we were in compliance with all covenants related to our Second Amended Revolver.

Capital expenditures

The historical recurring capital expenditures, excluding discontinued operations, at our wholly-owned communities are set forth as follows:

	As of and for the Years Ended
	December 31,
	2010	2009	2008
Total units	6,263	6,047	5,976
Total beds	19,882	19,210	18,688
Total recurring capital expenditures	$4,341	$3,901	$2,658
Average per unit	$693.05	$645.11	$444.79
Average per bed	$218.32	$203.07	$142.23

Recurring capital expenditures exclude capital spending on renovations, community repositioning or other major periodic projects. Capital expenditures associated with newly developed communities are typically capitalized as part of their development costs. As a result, such communities typically require little to no recurring capital expenditures until their second year of operation or later.

Additionally, we are required by certain of our lenders to contribute contractual amounts annually to reserves for capital repairs and improvements at the mortgaged communities. These contributions are typically less than but could exceed the amount of capital expenditures actually incurred during any given year at such communities.

Commitments

The following table summarizes our contractual obligations as of December 31, 2010:
	Less than	1-3	3-5	More than 5
	1 Year	Years	Years	Years	Total

Contractual Obligations:
Long-Term Debt Obligations(1)	$16,979	$100,052	$96,939	$156,961	$370,931
Contractual Interest Obligations(2)	20,046	32,224	20,263	15,261	87,794
Operating Lease and Future Purchase Obligations(3)	11,508	16,970	12,279	458,646	499,403
Capital Reserve Obligations(4)	1,782	3,391	2,228	1,995	9,396
Total	$50,315	$152,637	$131,709	$632,863	$967,524

(1)
Includes required monthly principal amortization and amounts due at maturity on first mortgage debt secured by collegiate housing properties and any amounts due under the Second Amended Revolver and construction loan agreements. The first mortgage debt does not include $400 of unamortized debt premium.

(2)
Includes contractual fixed-rate interest payments as well as estimates of variable rate interest payments based on the variable interest rates effective as of December 31, 2010. The Trust has $62,934 of variable rate debt as of December 31, 2010.

(3)	Includes future minimum lease commitments under operating lease obligations (includes long-term ground leases) and future purchase obligations for advertising.

(4)	Includes future annual contributions to the capital reserve as required by certain mortgage debt.

Long-term indebtedness

As of December 31, 2010, ten of our communities were unencumbered by mortgage debt. Five of these ten communities have, however, been pledged as collateral against any borrowings under our Second Amended Revolver.

At December 31, 2010, we had outstanding mortgage and construction indebtedness of $367,631(net of unamortized debt premium of $400). The scheduled future maturities of this indebtedness at December 31, 2010 were as follows:

Year
2011	$13,279
2012	70,976
2013	29,076
2014	87,001
2015	9,938
Thereafter	156,961
Total	367,231
Debt premium	400
Outstanding as of December 31, 2010, net of debt premium	$367,631

At December 31, 2010, the outstanding mortgage and construction debt had a weighted average interest rate of 5.43% and carried an average term to maturity of 4.37 years.

The Trust had $3,700 outstanding under the Second Amended Revolver at December 31, 2010. The Second Amended Revolver has a term of three years and matures on November 20, 2012, and provides that the Operating Partnership may extend the maturity date one year subject to certain conditions. The Second Amended Revolver requires interest only payments through maturity. The interest rate per annum applicable to the Second Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or LIBOR plus an applicable margin based upon our leverage. At December 31, 2010, the interest rate applicable to the Second Amended Revolver was 5.75%.

Distributions

We are required to distribute 90% of our REIT taxable income (excluding the deduction for dividends paid and capital gains) on an annual basis in order to qualify as a REIT for federal income tax purposes. Accordingly, we intend to make, but are not contractually bound to make, regular quarterly distributions to holders of our common stock. All such distributions are authorized at the discretion of our Board of Directors. We may be required to use borrowings under our Second Amended Revolver, if necessary, to meet REIT distribution requirements and maintain our REIT status. We consider market factors and our performance in addition to REIT requirements in determining distribution levels.

In January 2009, in an effort to increase financial stability, the Trust’s Board of Directors lowered the annual dividend target from $0.82 to $0.41 per share/unit.  In conjunction with our follow-on common stock offering in July of 2009, the board again lowered the annual dividend target from $0.41 to $0.20 per share/unit effective with the November 16, 2009 dividend.

On January 11, 2011, we announced our fourth quarter distribution of $0.05 per share of common stock for the quarter ended on December 31, 2010. The distribution is payable on February 15, 2011 to stockholders of record at the close of business on January 31, 2011.

Off-Balance Sheet Arrangements

The Operating Partnership entered into a letter of credit agreement in conjunction with the closing of the acquisition of a collegiate housing community at the University of Florida. The letter of credit remains outstanding in the amount of $1,500 at December 31, 2010 and is secured by the Second Amended Revolver.

In October of 2010, the Trust entered into two separate sales agreements to sell nine collegiate housing communities. The first agreement closed in December of 2010 and consisted of four communities. The second agreement closed in January 2011 and consisted of five communities. Pursuant to the second agreement the Trust obtained a $3,000 letter of credit in favor of the purchaser to ensure the closing of the sale. At December 31, 2010, this letter of credit remained outstanding. This letter of credit was released in January of 2011 after the closing of the sale.

On May 10, 2006, the Operating Partnership guaranteed $23,200 of construction debt held by University Village-Greensboro LLC and received a 25% ownership stake in the joint venture with College Park Apartments.  Construction was completed and the collegiate housing community was occupied in August 2007.  In June of 2010, the construction loan was refinanced and the Operating Partnership no longer guarantees the debt.

The Operating Partnership serves as non-recourse, carve-out guarantor, for secured third party debt in the amount of $46,932 held by two unconsolidated joint ventures. The Operating Partnership is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreements, the joint venture partners agreed to indemnify, defend and hold harmless the Trust with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates. Therefore, exposure under the guarantees for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates is not expected to exceed the Operating Partnership’s proportionate interest in the related mortgage debt.

In connection with the development agreement entered into on July 14, 2010 for a project at the Science + Technology Park at Johns Hopkins Medical Institute (see Note 2 to the consolidated financial statements), the Trust has committed to provide a guarantee of repayment of a $42,000 third-party construction loan for a $3,000 fee. The outstanding balance of the construction loan at December 31, 2010 was $873.  The guarantee fee will not be recognized until the second mortgage loan is repaid. The project will have a $2,500 reserve to fund any operating or debt service shortfalls, that is to be replenished annually by East Baltimore Development, Inc., until a 1.10 debt service coverage ratio is achieved for twelve consecutive months. The second mortgage loan and related debt service are the first at risk if such reserve is not adequate to cover operating expenses and debt service on the construction loan.

Funds From Operations (FFO)

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. We present FFO available to all stockholders and unitholders because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. As such, we also exclude the impact of noncontrolling interests in our calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The following table presents a reconciliation of our FFO available to our stockholders and unitholders to our net loss for the years ended December 31, 2010, 2009, and 2008.

	Year Ended December 31,
	2010	2009	2008

Net loss attributable to Education Realty Trust, Inc.	$(42,058)	$(7,255)	$(7,947)
Gain on sale of collegiate housing property	(611)	—	—
Loss on sale of collegiate housing assets	—	—	512
Collegiate housing property depreciation and amortization of lease intangibles	24,581	22,195	22,325
Equity portion of real estate depreciation and amortization on equity investees	479	512	496
Depreciation and amortization of discontinued operations	5,359	6,327	6,494
Equity portion of loss on sale of collegiate housing property on equity investee	137	—	—
Noncontrolling interests	(233)	164	(128)
Funds from operations available to all stock and unitholders (1)	$(12,346)	$21,943	$21,752

(1) FFO available to all stock and unitholders at December 31, 2010 contained a loss on extinguishment of debt of $1,426, acquisition costs of $1,467, a loss on impairment of collegiate housing assets of $33,610, the straight-line effect of two long-term ground leases of $984 and reorganization costs of $447 compared to a gain on extinguishment of debt of $830 and a loss on impairment of collegiate housing assets of $3,173 in 2009.

Inflation

Our collegiate housing leases typically do not have terms that extend beyond twelve months. Accordingly, although on a short-term basis we would be required to bear the impact of rising costs resulting from inflation, we have the opportunity to raise rental rates at least annually to offset such rising costs. However, our ability to raise rental rates may be limited by a weak economic environment, increased competition from new collegiate housing in our primary markets or a reduction in student enrollment at our principal universities.

Recently Adopted Accounting Pronouncements

In May 2009, the FASB issued new authoritative guidance on subsequent events.  The new guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  This guidance is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009 and is applied prospectively.  The Trust adopted this authoritative guidance during the three months ended September 30, 2009. In February 2010, the FASB amended the authoritative guidance on subsequent events to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. The new guidance is effective upon issuance and had no impact on the Trust’s consolidated financial statements.

In June 2009, the FASB issued guidance to establish only two levels of GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification, or the Codification, is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification is nonauthoritative. This standard is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009.  As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the consolidated financial statements.

In June 2009, the FASB issued authoritative guidance to improve financial reporting by enterprises involved with variable interest entities. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009, with early adoption prohibited. The adoption had no impact on the Trust’s consolidated financial statements.

In January 2010, the FASB updated the authoritative guidance for accounting and reporting for decreases in ownership of a subsidiary. The updated guidance clarifies the scope of the guidance related to a decrease in ownership provisions and expands the disclosures related to the deconsolidation of a subsidiary or group of assets. The updated guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2009.  The adoption had no impact on the Trust’s consolidated financial statements.

Recently Issued Accounting Pronouncements

In December 2010, the FASB issued new authoritative guidance on the interpretation of pro forma revenue and earnings disclosure requirements for business combinations. The amendments in the guidance specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2010 and is applied prospectively. The adoption is not expected to have a material impact on the consolidated financial statements.

In December 2010, the FASB issued new authoritative guidance which modifies step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2010 and is applied prospectively. The adoption is not expected to have a material impact on the consolidated financial statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevailing market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. The Trust’s interest rate risk objective is to limit the impact of interest rate fluctuations on earnings and cash flows and to lower its overall borrowing costs. To achieve this objective, the Trust manages its exposure to fluctuations in market interest rates for its borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable.

For fixed rate debt, interest rate changes affect the fair market value but do not impact net income to common stockholders or cash flows. Conversely, for floating rate debt, interest changes generally do not affect the fair market value but do impact net income to common stockholders and cash flows, assuming other factors are held constant. At December 31, 2010, we had fixed rate debt of $307,997. Holding other variables constant a 100 basis point increase in interest rates would cause an $11,995 decline in the fair value for our fixed rate debt. Conversely, a 100 basis point decrease in interest rates would cause a $12,770 increase in the fair value of our fixed rate debt. At December 31, 2010, 83.9% of the outstanding principal amounts of our mortgage notes payable on the communities we own have fixed interest rates with a weighted average rate of 5.93% and an average term to maturity of 4.77years.

At December 31, 2010, we had borrowed $23,691 on construction loans related to the development of wholly owned collegiate apartment communities. These loans bear interest equal to LIBOR plus an applicable margin with $8,826 and $14,865 maturing in 2011 and 2012, respectively. We have the option to extend the loan maturing in 2011 to 2013 if certain debt service coverage ratio requirements are maintained.

Additionally, in 2008, we borrowed $49,874 to refinance mortgage debt.  The loans bear interest at 30-day LIBOR plus an applicable margin and mature on January 1, 2014.  In order to hedge the interest rate risk associated with these loans, the Operating Partnership purchased an interest rate cap from the Royal Bank of Canada on December 22, 2008 for $120.  The interest rate cap effectively limits the interest rate on $49,874 of the refinanced mortgage debt at 7.0% per annum through December 31, 2013. The Operating Partnership has chosen not to designate the cap as a hedge and will recognize all gain or loss associated with this derivative instrument in earnings.

We do not, and do not expect to, use derivatives for trading or speculative purposes, and we expect to enter into contracts only with major financial institutions.

Item 8. Financial Statements and Supplementary Data.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2010 based upon the guidelines established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with accounting principles generally accepted in the United States of America.

Based on the results of our evaluation, our management concluded that our internal control over financial reporting was effective as of December 31, 2010. We reviewed the results of management’s assessment with our Audit Committee.

The effectiveness of our internal control over financial reporting as of December 31, 2010 has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their attestation report which appears on the following page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Education Realty Trust, Inc.
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Education Realty Trust, Inc. and subsidiaries (the "Trust") as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2010.  We also have audited the Trust's internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  The Trust’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying management’s report on internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis.  Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Trust as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

As discussed in Note 5 to the consolidated financial statements, the Trust retrospectively adjusted the consolidated financial statements in accordance with authoritative guidance on discontinued operations issued by the Financial Accounting Standards Board.

/s/ DELOITTE & TOUCHE LLP

Memphis, Tennessee

March 7, 2011 (October 20, 2011 as to the retrospective presentation of discontinued operations as disclosed in Note 5)

CONSOLIDATED BALANCE SHEETS
As of December 31,

	2010	2009
	(Amounts in thousands, except
	share and per share data)
Assets:
Collegiate housing properties, net	$652,603	$749,884
Collegiate housing properties – held for sale	45,044	—
Assets under development	1,146	—
Corporate office furniture, net	855	1,118
Cash and cash equivalents	6,958	31,169
Restricted cash	4,791	4,579
Student contracts receivable, net	309	386
Receivable from affiliate	—	18
Receivable from managed third parties	527	277
Goodwill and other intangibles, net	3,284	3,073
Other assets	21,163	14,109
Total assets	$736,680	$804,613

Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$367,631	$406,365
Revolving line of credit	3,700	—
Accounts payable	984	235
Accrued expenses	17,340	11,423
Deferred revenue	12,243	10,346
Total liabilities	401,898	428,369

Commitments and contingencies (see Note 16)	—	—

Redeemable noncontrolling interests	10,039	11,079

Equity:
Education Realty Trust, Inc. stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 58,657,056 and 56,705,605 shares issued and outstanding as of December 31, 2010 and 2009, respectively	587	567
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Additional paid-in capital	414,850	410,455
Accumulated deficit	(90,694)	(48,636)
Total Education Realty Trust, Inc. stockholders’ equity	324,743	362,386
Noncontrolling interests	—	2,779
Total equity	324,743	365,165
Total liabilities and equity	$736,680	$804,613

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31,

	2010	2009	2008
	(Amounts in thousands, except share and per share data)
Revenues:
Collegiate housing leasing revenue	$96,510	$93,359	$90,754
Other leasing revenue	—	—	1,357
Third-party development services	2,483	8,178	8,303
Third-party management services	3,189	3,221	3,672
Operating expense reimbursements	14,519	9,722	10,796
Total revenues	116,701	114,480	114,882
Operating expenses:
Collegiate housing leasing operations	46,293	45,582	45,855
General and administrative	17,401	15,752	16,348
Depreciation and amortization	25,021	22,787	22,923
Ground lease expense	1,528	207	105
Loss on impairment of goodwill	—	—	388
Reimbursable operating expenses	13,603	9,722	10,796
Total operating expenses	103,846	94,050	96,415
Operating income	12,855	20,430	18,467
Nonoperating expenses:
Interest expense	19,787	19,309	19,304
Amortization of deferred financing costs	1,192	939	815
Loss (gain) on extinguishment of debt	—	(830)	4,360
Interest income	(414)	(469)	(367)
Total nonoperating expenses	20,565	18,949	24,112
Income (loss) before equity in losses of unconsolidated entities, income taxes and discontinued operations	(7,710)	1,481	(5,645)
Equity in losses of unconsolidated entities	(260)	(1,410)	(196)
Income (loss) before income taxes and discontinued operations	(7,970)	71	(5,841)
Income tax expense	442	1,905	1,102
Loss from continuing operations	(8,412)	(1,834)	(6,943)
Discontinued operations:
Loss from operations of discontinued operations	(34,490)	(5,257)	(1,132)
Gain on sale of collegiate housing property	611	—	—
Loss from discontinued operations	(33,879)	(5,257)	(1,132)
Net loss	(42,291)	(7,091)	(8,075)
Less: Net income (loss) attributable to the noncontrolling interests	(233)	164	(128)
Net loss attributable to Education Realty Trust, Inc.	$(42,058)	$(7,255)	$(7,947)

Earnings per share information:
Net loss attributable to Education Realty Trust, Inc. common stockholders per share — basic and diluted:
Continuing operations	$(0.15)	$(0.05)	$(0.24)
Discontinued operations	(0.58)	(0.13)	(0.04)
Net loss attributable to Education Realty Trust, Inc. common stockholders per share	$(0.73)	$(0.18)	$(0.28)

Weighted average common shares outstanding — basic and diluted	57,535,698	40,495,558	28,512,777

Amounts attributable to Education Realty Trust, Inc. – common stockholders:
Loss from continuing operations, net of tax	$(8,691)	$(2,157)	$(6,859)
Loss from discontinued operations, net of tax	(33,367)	(5,098)	(1,088)
Net loss	$(42,058)	$(7,255)	$(7,947)

Distributions per common share	$0.20	$0.36	$0.82

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Years Ended December 31,
(Amounts in thousands, except shares)

	Common Stock		Additional
			Paid-In	Accumulated	Noncontrolling
	Shares	Amount	Capital	Deficit	Interests	Total
Balance, December 31, 2007	28,431,855	$284	$330,969	$(33,434)	$3,242	$301,061
Common stock issued to officers and directors	8,000	—	101	—	—	101
Amortization of restricted stock	36,000	1	604	—	—	605
Cash dividends	—	—	(23,379)	—	(259)	(23,638)
PIU Repurchase	—	—	61	—	(61)	—
PIUs Issued	—	—	—	—	49	49
Net loss	—	—	—	(7,947)	(53)	(8,000)
Balance, December 31, 2008	28,475,855	285	308,356	(41,381)	2,918	270,178
Common stock issued:
Proceeds from issuances, net of offering costs	28,175,000	282	115,851	—	—	116,133
To officers and directors	8,000	—	34	—	—	34
Amortization of restricted stock	36,750	—	617	—	—	617
Cash dividends	—	—	(14,491)	—	(100)	(14,591)
PIU Repurchase	—	—	39	—	(39)	—
PIUs Issued	—	—	—	—	13	13
OP Unit Conversion	10,000	—	49	—	—	49
Net loss	—	—	—	(7,255)	(13)	(7,268)
Balance, December 31, 2009	56,705,605	567	410,455	(48,636)	2,779	365,165
Common stock issued:
Proceeds from issuances, net of offering costs	1,802,931	19	12,435	—	—	12,454
To officers and directors	34,000	—	336	—	—	336
To retire PIUs	50,826	1	196			197
Amortization of restricted stock	63,694	—	619	—	—	619
Cash dividends	—	—	(11,477)	—	(22)	(11,499)
PIUs forfeited and redeemed	—	—	2,286	—	(2,767)	(481)
Net income (loss)	—	—	—	(42,058)	10	(42,048)
Balance, December 31, 2010	58,657,056	$587	$414,850	$(90,694)	$—	$324,743

See accompanying notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31,

	2010	2009	2008
	(Amounts in thousands)
Operating activities:
Net loss	$(42,291)	$(7,091)	$(8,075)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	25,021	22,787	22,923
Depreciation included in discontinued operations	5,359	6,327	6,494
Deferred tax expense (benefit)	(841)	228	59
Loss on disposal of assets	32	28	532
Gain on sale of collegiate housing property	(611)	—	—
Noncash rent expense related to the straight line adjustment for long-term ground leases	984	—	—
Gain on redemption of noncontrolling interest	—	(60)	—
Loss on impairment of collegiate housing properties included in discontinued operations	33,610	1,726	1,633
Loss on impairment of goodwill	—	—	388
Loss (gain) on extinguishment of debt	—	(830)	4,360
Loss on extinguishment of debt included in discontinued operations	1,426	—	—
Amortization of deferred financing costs	1,192	939	815
Amortization of deferred financing costs included in discontinued operations	84	108	177
Loss (gain) on interest rate cap	235	(204)	38
Amortization of unamortized debt premiums/discounts	(398)	(406)	(470)
Distributions of earnings from unconsolidated entities	388	393	277
Noncash compensation expense related to stock-based incentive awards	783	677	761
Equity in losses of unconsolidated entities	260	1,410	196
Change in operating assets and liabilities (net of acquisitions):
Student contracts receivable	(20)	112	(204)
Management fees receivable	(250)	124	205
Other assets	(1,606)	5,461	(5,678)
Accounts payable and accrued expenses	6,286	1,063	(446)
Accounts receivable (payable) affiliate	18	7	(67)
Deferred revenue	2,608	436	2,093
Net cash provided by operating activities	32,269	33,235	26,011
Investing activities:
Property acquisitions, net of cash acquired	(45,500)	—	—
Purchase of corporate furniture and fixtures	(173)	(209)	(317)
Restricted cash	(212)	1,016	2,593
Insurance proceeds received from property damage	—	234	613
Investment in collegiate housing properties	(17,978)	(11,298)	(13,986)
Proceeds from sale of assets	—	—	2,578
Net proceeds from sale of collegiate housing properties	25,682	210	—
Payments on notes receivable	2,148	—	—
Loan to participating development	(9,872)	—	—
Investment in assets under development	(1,146)	(31,098)	(22,576)
Distributions from unconsolidated entities	777	—	—
Investments in unconsolidated entities	(40)	(493)	(561)
Net cash used in investing activities	(46,314)	(41,638)	(31,656)
Financing activities:
Payment of mortgage and construction notes	(13,222)	(101,631)	(212,038)
Borrowings under mortgage and construction loans	—	66,143	233,827
Debt issuance costs	6	(2,676)	(2,363)
Debt extinguishment costs	(629)	830	(4,295)
Interest rate cap issuance cost	—	—	(120)
Borrowings on line of credit	31,700	28,000	68,600
Repayments of line of credit	(28,000)	(60,900)	(47,200)
Proceeds from issuance of common stock	12,599	122,561	—
Payment of offering costs	(158)	(6,428)	—
Redemption of noncontrolling interests	(167)	—	—
Dividends and distributions paid to common and restricted stockholders	(11,477)	(14,491)	(23,379)
Dividends and distributions paid to noncontrolling interests	(818)	(839)	(2,418)
Net cash provided by (used in) financing activities	(10,166)	30,569	10,614
Net increase (decrease) in cash and cash equivalents	(24,211)	22,166	4,969
Cash and cash equivalents, beginning of period	31,169	9,003	4,034
Cash and cash equivalents, end of period	$6,958	$31,169	$9,003
Supplemental disclosure of cash flow information:
Interest paid	$19,764	$25,269	$26,828
Income taxes paid	$1,456	$1,658	$755
Supplemental disclosure of noncash activities:
Redemption of noncontrolling interests from unit holder	$—	$109	$893
Note receivable received in connection with sale of collegiate housing property	—	2,300	—

See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share data)

1. Organization and description of business

Education Realty Trust, Inc. (the “Trust”) was organized in the state of Maryland on July 12, 2004 and commenced operations as a real estate investment trust (“REIT”) effective with the initial public offering (the “Offering”) that was completed on January 31, 2005. Under the Trust’s Articles of Incorporation, as amended, the Trust is authorized to issue up to 200 million shares of common stock and 50 million shares of preferred stock, each having a par value of $0.01 per share.

The Trust operates primarily through a majority-owned Delaware limited partnership, Education Realty Operating Partnership, LP (the “Operating Partnership”). The Operating Partnership owns, directly or indirectly, interests in collegiate housing communities located near major universities in the United States.

The Trust also provides real estate facility management, development and other advisory services through the following subsidiaries of the Operating Partnership:

•	Allen & O’Hara Education Services, Inc. (“AOES”), a Delaware corporation performing collegiate housing management activities.

•	Allen & O’Hara Development Company, LLC (“AODC”), a Delaware limited liability company providing development consulting services for third party collegiate housing properties.

The Trust is subject to the risks involved with the ownership and operation of residential real estate near major universities throughout the United States. The risks include, among others, those normally associated with changes in the demand for housing by students at the related universities, competition for tenants, creditworthiness of tenants, changes in tax laws, interest rate levels, the availability of financing, and potential liability under environmental and other laws.

2. Summary of significant accounting policies

Basis of presentation and principles of consolidation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States (“GAAP”). The accompanying consolidated financial statements of the Trust represent the assets and liabilities and operating results of the Trust and its majority owned subsidiaries.

The Trust, as the sole general partner of the Operating Partnership, has the responsibility and discretion in the management and control of the Operating Partnership, and the limited partners of the Operating Partnership, in such capacity, have no authority to transact business for, or participate in the management activities of the Operating Partnership. Accordingly, the Trust accounts for the Operating Partnership using the consolidation method.

All intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used by management in determining the recognition of third-party development consulting services revenue under the percentage of completion method, useful lives of collegiate housing assets, the valuation of goodwill, the initial valuations and underlying allocations of purchase price in connection with collegiate property acquisitions, the determination of fair value for impairment assessments, and in the recording of the allowance for doubtful accounts. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.  In the consolidated statements of operations, food service revenue had previously been presented separately from collegiate housing leasing revenue and ground leases had previously been included in collegiate housing leasing operations expenses. The reclassification of food service revenue to collegiate housing leasing revenue and ground leases to separate presentation in the statements of operations was not material to our consolidated financial statements and had no impact on our previously reported net income, changes in equity, financial position or net cash flows from operations.

Cash and cash equivalents

All highly liquid investments with a maturity of three months or less when purchased are considered cash equivalents. Restricted cash is excluded from cash for the purpose of preparing the consolidated statements of cash flows. The Trust maintains cash balances in various banks. At times, the amounts of cash may exceed the amount the Federal Deposit Insurance Corporation (FDIC) insures.  As of December 31, 2010, the Trust had $5,546 of cash on deposit that was uninsured by the FDIC or in excess of the FDIC limits.

Restricted cash

Restricted cash includes escrow accounts held by lenders for the purpose of paying taxes, insurance, principal and interest, and to fund capital improvements.

Distributions

The Trust pays regular quarterly cash distributions to stockholders. These distributions are determined quarterly by the Board of Directors (“Board”) based on the operating results, economic conditions, capital expenditure requirements, the REIT annual distribution requirements of the Internal Revenue Code of 1986, as amended (the “Code”), leverage covenants imposed by our revolving credit facility and other debt documents, and any other matters the Board deems relevant.

Collegiate housing properties

Land, land improvements, buildings and improvements, and furniture, fixtures and equipment are recorded at cost. Buildings and improvements are depreciated over 15 to 40 years, land improvements are depreciated over 15 years and furniture, fixtures, and equipment are depreciated over 3 to 7 years. Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful life.

Acquired collegiate housing properties’ results of operations are included in the Trust’s results of operations from the respective dates of acquisition.  Appraisals, estimates of cash flows and valuation techniques are used to allocate the purchase price of acquired property between land, land improvements, buildings and improvements, furniture, fixtures and equipment and identifiable intangibles such as amounts related to in-place leases. On January 1, 2009, the Trust adopted the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”), which prospectively changed the requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired.  The guidance also enhanced the disclosures to enable the evaluation of the nature and financial effects of the business combination and requires that pre-acquisition costs be expensed as incurred.  Pre-acquisition costs, which include legal and professional fees and other third-party costs related directly to the acquisition of a property, were accounted for as part of the purchase price prior to the adoption of the guidance issued by the FASB.

Management assesses impairment of long-lived assets to be held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Management uses an estimate of future undiscounted cash flows of the related asset based on its intended use to determine whether the carrying value is recoverable. If the Trust determines that the carrying value of an asset is not recoverable, the fair value of the asset is estimated and an impairment loss is recorded to the extent the carrying value exceeds estimated fair value.

When a collegiate housing property has met the criteria to be classified as held for sale, the fair value less cost to sell such asset is estimated. If the fair value less cost to sell the asset is less than the carrying amount of the asset, an impairment charge is recorded for the estimated loss. Depreciation expense is no longer recorded once a collegiate housing property has met the held for sale criteria. Operations of collegiate housing properties that are sold or classified as held for sale are recorded as part of discontinued operations for all periods presented. During the year ended December 31, 2010, ten properties were classified as part of discontinued operations in the accompanying consolidated statements of operations for all periods presented. Five of these properties were sold in the fourth quarter of 2010 (see Note 5). Accordingly, as of December 31, 2010, five of these properties were classified as held for sale in the accompanying consolidated balance sheet.

Deferred financing costs

Deferred financing costs represent costs incurred in connection with acquiring debt facilities. There were no deferred financing costs incurred during the year ended December 31, 2010.  The costs incurred during the years ended December 31, 2009 and 2008 were $2,676 and $2,363, respectively, and are being amortized over the terms of the related debt using a method that approximates the effective interest method.

Amortization expense totaled $1,192, $939 and $815 for the years ended December 31, 2010, 2009 and 2008, respectively. At December 31 2010 and 2009, accumulated amortization totaled $5,597 and $4,462, respectively. Deferred financing costs, net of accumulated amortization, are included in other assets in the accompanying consolidated balance sheets (see Note 7).

Common stock issuances and offering costs

Specific incremental costs directly attributable to the issuance of common stock are charged against the gross proceeds. Accordingly, underwriting commissions and other stock issuance costs are reflected as a reduction of additional paid-in capital in the accompanying consolidated statement of changes in equity.

On June 2, 2010, the Trust entered into two equity distribution agreements.  Pursuant to the terms and conditions of the agreements, the Trust may issue and sell shares of its common stock having an aggregate offering amount of up to $50,000. Sales of the common stock will depend upon market conditions and other factors to be determined by the Trust and may be made in transactions that are deemed to be “at-the-market” offerings as defined in Rule 415 under the Securities Act of 1933, as amended. The Trust has no obligation to sell any of the common stock, and may at any time suspend offers under the agreements or terminate the agreements. As of December 31, 2010, the Trust had sold 1,791,600 shares of common stock under the equity distribution program for net proceeds of approximately $12,384.

On May 19, 2010, the Trust’s stockholders approved the Education Realty Trust, Inc. Employee Stock Purchase Plan (the “ESPP”) which became effective on July 1, 2010. Pursuant to the ESPP, all employees of the Trust are eligible to make periodic purchases of common stock through payroll deductions.  Subject to the discretion of the compensation committee of the board of directors, the purchase price per share of common stock purchased by employees under the ESPP is 85% of the fair market value on the applicable purchase date.  The Trust reserved 300,000 shares of common stock for sale under the ESPP.  The aggregate cost of the ESPP (generally the 15% discount on the shares purchased) is recorded by the Trust as a period expense. Total compensation expense relating to the ESPP was $13 for the year ended December 31, 2010.

On July 28, 2009, the Trust completed a follow-on common stock offering, selling 28,175,000 shares of the Trust’s common stock, including 3,675,000 shares issued as a result of the exercise of the underwriters’ overallotment option in full at closing, at a price of $4.35 per share to the public.  The offering generated gross proceeds of $122,561.  The net proceeds to the Trust, after the underwriting discount and other expenses of the offering were approximately $116,133.

Debt premiums/discounts

Differences between the estimated fair value of debt and the principal value of debt assumed in connection with collegiate housing property acquisitions are amortized over the term of the related debt as an offset to interest expense using the effective interest method. As of December 31, 2010 and 2009, the Trust had net unamortized debt premiums of $400 and $797, respectively. These amounts are included in mortgage and construction loans in the accompanying consolidated balance sheets.

Income taxes

The Trust qualifies as a REIT under the Code. The Trust is generally not subject to federal, state and local income taxes on any of its taxable income that it distributes if it distributes at least 90% of its taxable income for each tax year to its stockholders and meets certain other requirements. REITs are subject to a number of organizational and operational requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal, state and local income taxes (including any applicable alternative minimum tax) on its taxable income.

The Trust has elected to treat its management company, AOES, as a taxable REIT subsidiary (“TRS”). The TRS is subject to federal, state and local income taxes. AOES manages the Trust’s non-REIT activities which include management services and development services, which are provided through AODC. Deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which those temporary differences are expected to reverse.

The Trust had no unrecognized tax benefits as of December 31, 2010, 2009 and 2008.  As of December 31, 2010, the Trust did not expect to record any unrecognized tax benefits.  The Trust, and its subsidiaries, file federal and state income tax returns. As of December 31, 2010, open tax years include tax years for 2007, 2008 and 2009. The Trust’s policy is to include interest and penalties related to unrecognized tax benefits in general and administrative expenses.  At December 31, 2010, 2009 and 2008 the Trust had no interest or penalties recorded related to unrecognized tax benefits.

Noncontrolling interests

On January 1, 2009, the Trust adopted the authoritative guidance issued by the FASB that changed the accounting and reporting for noncontrolling interests. The guidance established the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interests, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated.  The guidance also established disclosure requirements to clearly distinguish between the interests of the parent and the interests of the noncontrolling owners. The Operating Partnership Units, the University Towers Operating Partnership Units and profits interest units (“PIU”) (see Note 9) are now referred to as noncontrolling interests (formerly minority interests).

In connection with the adoption, the Trust also considered the guidance issued by the FASB regarding the classification and measurement of redeemable securities.  The Operating Partnership Units and the University Towers Operating Partnership Units are redeemable at the option of the holder and essentially have the same characteristics as common stock as they participate in net income and distributions. Accordingly, the Trust determined that the Operating Partnership Units and the University Towers Operating Partnership Units meet the requirements to be classified outside of permanent equity and are therefore classified as redeemable noncontrolling interests in the accompanying consolidated balance sheets and net income attributable to noncontrolling interests in the accompanying consolidated statement of operations.  The value of redeemable noncontrolling interests is reported at the greater of fair value or historical cost at the end of each reporting period. The following table sets forth the activity with the redeemable noncontrolling interests for the years ended December 31:
	2010	2009
Beginning balance- redeemable noncontrolling interests	$11,079	$11,751
Conversion of operating partnership units to common stock	—	(109)
Net income (loss) attributable to redeemable noncontrolling interests	(244)	177
Distributions attributable to redeemable noncontrolling interests	(796)	(740)
Ending balance- redeemable noncontrolling interests	$10,039	$11,079

The PIUs were determined to be noncontrolling interests that are not redeemable and accordingly these amounts were reclassified to equity in the accompanying consolidated balance sheets and statements of changes in equity.  The PIU holder’s share of income or loss is reported in the accompanying consolidated statements of operations as net income attributable to noncontrolling interests.  During June 2010, all of the outstanding PIUs were redeemed by the Trust for $167 of cash and 50,826 shares of common stock that had a market value of $314 (see Note 9).

Earnings per share

Basic earnings per share is calculated by dividing net earnings available to common shares by weighted average common shares outstanding. Diluted earnings per share is calculated similarly, except that it includes the dilutive effect of the assumed exercise of potentially dilutive securities. Beginning January 1, 2009, the Trust adopted the authoritative guidance on determining whether certain instruments are participating securities.  All unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are to be included in the computation of earnings per share under the two-class method.  This resulted in shares of unvested restricted stock being included in the computation of basic earnings per share for all periods presented. The adoption did not have a material impact on the consolidated financial statements.

At December 31, 2010, 2009 and 2008, the following potentially dilutive securities were outstanding, but were not included in the computation of diluted earnings per share because the effects of their inclusion would be anti-dilutive:

	2010	2009	2008
Operating Partnership units	903,738	903,738	913,738
University Towers Operating Partnership units	207,257	207,257	207,257
Profits Interest Units	—	275,000	275,000
Total potentially dilutive securities	1,110,995	1,385,995	1,395,995

A reconciliation of the numerators and denominators for the basic and diluted earnings per share computations is not required as the Trust reported a loss from continuing operations for all periods presented, and therefore the effect of the inclusion of all potentially dilutive securities would be anti-dilutive when computing diluted earnings per share; thus, the computation for both basic and diluted earnings per share is the same.

Repairs, maintenance, and major improvements

The costs of ordinary repairs and maintenance are charged to operations when incurred. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. Planned major repair, maintenance and improvement projects are capitalized when performed. In some circumstances, the lenders require the Trust to maintain a reserve account for future repairs and capital expenditures. These amounts are classified as restricted cash as the funds are not available for current use.

Goodwill and other intangible assets

Goodwill is tested annually for impairment as of December 31, and is tested for impairment more frequently if events and circumstances indicate that the assets might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.  The carrying value of goodwill was $3,070 at December 31, 2010 and 2009. During the fourth quarter of 2008, the Trust performed an impairment test that indicated the carrying value of the goodwill recorded on the collegiate housing leasing segment was not recoverable. The Trust utilized the discounted cash flow present value technique to determine the fair value of the reporting unit resulting in an impairment of $388. No additional impairment has been recorded through December 31, 2010. As of December 31, 2010 and 2009, there is no goodwill recorded on the collegiate housing leasing segment, $2,149 of goodwill recorded on the management  services segment and $921 of goodwill recorded on the development consulting services segment.  Goodwill is not subject to amortization.  Other intangible assets generally include in-place leases and management contracts acquired in connection with acquisitions and are amortized over the estimated life of the lease/contract term.  The carrying value of other intangible assets was $214 and $3 at December 31, 2010 and 2009, respectively.

Investment in unconsolidated entities

The Operating Partnership accounts for its investments in unconsolidated joint ventures, limited liability companies and limited partnerships using the equity method whereby the cost of an investment is adjusted for the Trust’s share of earnings of the respective investment reduced by distributions received. The earnings and distributions of the unconsolidated joint ventures, limited liability companies and limited partnerships are allocated based on each owner’s respective ownership interests. These investments are classified as other assets in the accompanying consolidated balance sheets (see Note 8). As of December 31, 2010 and 2009, the Trust had investments, directly or indirectly, in the following unconsolidated joint ventures, limited liability companies and limited partnerships that are accounted for under the equity method:

•	University Village-Greensboro LLC, a Delaware limited liability company, 25% owned by the Operating Partnership

•	WEDR Riverside Investors V, LLC, a Delaware limited liability company, 10% owned by the Operating Partnership

•	APF EDR, LP, a Delaware limited partnership, 10% owned by the Operating Partnership

•	APF EDR Food Services, LP, a Delaware limited partnership, 10% owned by the Operating Partnership

•	WEDR Stinson Investors V, LLC, a Delaware limited liability company, 10% owned by the Operating Partnership

Comprehensive Income

The Trust follows the authoritative guidance issued by the FASB relating to the reporting and display of comprehensive income and its components. For all periods presented, comprehensive income (loss) is equal to net income (loss).

Revenue recognition

The Trust recognizes revenue related to leasing activities at the collegiate housing properties owned by the Trust, management fees related to managing third-party collegiate housing properties, development consulting fees related to the general oversight of third-party collegiate housing development and operating expense reimbursements for payroll and related expenses incurred for third-party collegiate housing properties managed by the Trust.

Collegiate housing leasing revenue — Collegiate housing leasing revenue is comprised of all activities related to leasing and operating the collegiate housing communities and includes revenues from leasing apartments by the bed, food services, parking lot rentals and providing certain ancillary services. This revenue is reflected in collegiate housing leasing revenue in the accompanying consolidated statements of operations. Students are required to execute lease contracts with payment schedules that vary from annual to monthly payments. Generally, the Trust requires each executed leasing contract to be accompanied by a signed parental guarantee. Receivables are recorded when billed. Revenues and related lease incentives and nonrefundable application and service fees are recognized on a straight-line basis over the term of the contracts. At certain collegiate housing facilities, the Trust offers parking lot rentals to the tenants. The related revenues are recognized on a straight-line basis over the term of the related agreement.

Due to the nature of the Trust’s business, accounts receivable result primarily from monthly billings of student rents. Payments are normally received within 30 days. Balances are considered past due when payment is not received on the contractual due date. Allowances for uncollectible accounts are established by management when it is determined that collection is doubtful. Such allowances are reviewed periodically based upon experience. The following table reconciles the allowance for doubtful accounts as of and for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Balance, beginning of period	$207	$141	$173
Provision for uncollectible accounts	1,567	1,836	1,327
Deductions	(1,645)	(1,770)	(1,359)
Balance, end of period	$129	$207	$141

Other leasing revenue — On August 1, 2010, the Trust leased the student housing community known as Collegiate Village located in Macon, Georgia to Macon State College (“MSC”) for monthly rent of $30 for a period of one year.  MSC will operate and manage the property while the lease is in place.  MSC has the option to renew the lease for one additional year or has the option to purchase the property for $7,500 plus the cost of capital improvements made at the request of MSC.  The purchase option can be exercised at any time between February 28, 2011 and July 31, 2011. During the year ended December 31, 2010, the Trust recognized $191 in other leasing revenue related to the lease. During the second quarter of 2011, the Trust sold the community to MSC. The accompanying consolidated statements of operations have been retrospectively adjusted to reflect the results of Collegiate Village in discontinued operations for all periods presented.

Other leasing revenue also relates to our leasing of the 13 properties (“Place Portfolio”) we acquired from Place Properties, Inc. (“Place”) in January 2006. Simultaneous with the acquisition of the Place Portfolio, the Trust leased the assets to Place and received base monthly rent of $1,145 and had the right to receive “Additional Rent” annually if the properties exceeded certain criteria defined in the lease agreement. Base rent was recognized on a straight-line basis over the lease term and Additional Rent was recognized only upon satisfaction of the defined criteria. The lease was terminated on February 1, 2008. In connection with the termination of the lease, Place paid the Operating Partnership a lease termination fee of $6,000.

Third-party development services revenue — The Trust provides development consulting services in an agency capacity with third parties whereby the fee is determined based upon the total construction costs. Total fees vary from 3-5% of the total estimated costs, and we typically receive a portion of the fees up front. These fees, including the upfront fee, are recognized using the percentage of completion method in proportion to the contract costs incurred by the owner over the course of construction of the respective projects.  Occasionally, the development consulting contracts include a provision whereby the Trust can participate in project savings resulting from successful cost management efforts. These revenues are recognized once all contractual terms have been satisfied and no future performance requirements exist.  This typically occurs after construction is complete.   For the years ended December 31, 2010, 2009 and 2008, there were no contingent fees and $3,337 and $1,944, respectively, recognized related to cost savings agreements on development projects.

On July 14, 2010, the Trust entered into definitive agreements for the development, financing and management of a $60,700, 20-story, 572-bed graduate student housing complex at the Science + Technology Park at Johns Hopkins Medical Institute.  The Trust will develop and manage the building which will be constructed on land owned by Johns Hopkins University and leased to a subsidiary of East Baltimore Development, Inc., a nonprofit partnership of private and public entities dedicated to Baltimore’s urban revitalization. Under terms of the agreements, the Trust will (a) receive development and construction oversight fees and reimbursement of pre-development expenses, (b) invest in the form of an $18,000 second mortgage, (c) receive a $3,000 fee for providing a repayment guarantee of the construction first mortgage, and (d) receive a 10-year management contract. At December 31, 2010, the note receivable for the second mortgage had a balance of $9,872 and is recorded in other assets in the accompanying consolidated balance sheet (see Note 7). Due to its financing commitments to the project along with other factors, the Trust will not recognize the development services revenue, guarantee fee revenue and interest income earned on the second mortgage until the second mortgage is repaid.

Third-party management services revenue — The Trust enters into management contracts to manage third-party collegiate housing facilities. Management revenues are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met.

Operating expense reimbursements — The Trust pays certain payroll and related costs to operate third-party collegiate housing properties that are managed by the Trust. Under the terms of the related management agreements, the third-party property owners reimburse these costs. The amounts billed to the third-party owners are recognized as revenue.

Costs related to development consulting services

Costs associated with the pursuit of development consulting contracts are expensed as incurred, until such time that management has been notified of a contract award. At such time, the reimbursable costs are recorded as receivables and are reflected as other assets in the accompanying consolidated balance sheets (see Note 7).

Costs directly associated with internal development projects are capitalized as part of the cost of the project.

Advertising expense

Advertising expenses are charged to income during the period incurred. The Trust does not use direct response advertising. Advertising expense was $2,473, $2,441 and $2,195 for the years ended December 31, 2010, 2009 and 2008, respectively.

Segment information

The Trust discloses certain operating and financial data with respect to separate business activities within its enterprise. The Trust has identified three reportable business segments: collegiate housing leasing, collegiate housing development consulting services and collegiate housing management services.

Stock-based compensation

The Trust adopted the Education Realty Trust, Inc. 2004 Incentive Plan (the “Plan”) effective upon the closing of the Offering. The Plan is described more fully in Note 9. The Trust recognizes compensation costs related to share-based payments in the consolidated financial statements in accordance with authoritative guidance.

Fair value of financial instruments

The Trust discloses the fair value of financial instruments for which it is practicable to estimate. The Trust does not hold or issue financial instruments for trading purposes. The Trust considers the carrying amounts of cash and cash equivalents, restricted cash, student contracts receivable, accounts payable and accrued expenses to approximate fair value due to the short maturity of these instruments. The Trust has estimated the fair value of the mortgage notes payable utilizing present value techniques. At December 31, 2010, the carrying amount and estimated fair value of the fixed rate mortgage notes payable was $307,997and $312,811, respectively. At December 31, 2009, the carrying amount and estimated fair value of the mortgage notes payable was $327,368 and $333,344, respectively. At December 31, 2010, the Trust had $3,700 outstanding on the revolving credit facility, which bears interest at variable rates and therefore cost approximates market value. No amounts were outstanding on the revolving credit facility as of December 31, 2009.  Additionally, the Trust holds various variable rate construction and mortgage debt with a carrying value of $59,234 and $78,200 on December 31, 2010 and 2009, respectively, which also approximates market value.

Recent accounting pronouncements

In December 2010, the FASB issued new authoritative guidance on the interpretation of pro forma revenue and earnings disclosure requirements for business combinations. The amendments in the guidance specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. The amendments also expand the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2010 and is applied prospectively. The adoption is not expected to have a material impact on the consolidated financial statements.

In December 2010, the FASB issued new authoritative guidance which modifies step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2010 and is applied prospectively. The adoption is not expected to have a material impact on the consolidated financial statements.

In May 2009, the FASB issued new authoritative guidance on subsequent events.  The new guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, this standard sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements, and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  This guidance is effective for financial statements issued for fiscal years and interim periods beginning after June 15, 2009 and is applied prospectively.  The Trust adopted this authoritative guidance during the three months ended September 30, 2009. In February 2010, the FASB amended the authoritative guidance on subsequent events to remove the requirement for SEC filers to disclose the date through which an entity has evaluated subsequent events. The new guidance is effective upon issuance and had no impact on the Trust’s consolidated financial statements.

In June 2009, the FASB issued guidance to establish only two levels of GAAP, authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) is the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification is nonauthoritative. This standard is effective for financial statements issued for fiscal years and interim periods ending after September 15, 2009.  As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the consolidated financial statements.

In June 2009, the FASB issued authoritative guidance to improve financial reporting by enterprises involved with variable interest entities. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2009, with early adoption prohibited. The adoption had no impact on the Trust’s consolidated financial statements.

In January 2010, the FASB updated the authoritative guidance for accounting and reporting for decreases in ownership of a subsidiary. The updated guidance clarifies the scope of the guidance related to a decrease in ownership provisions and expands the disclosures related to the deconsolidation of a subsidiary or group of assets. The updated guidance is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2009.  The adoption had no impact on the Trust’s consolidated financial statements.

3. Income taxes

Deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the TRS for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities at December 31, 2010 and 2009, respectively, are as follows:

	2010	2009
Deferred tax assets:
Deferred revenue	$958	$35
Depreciation and amortization	95	113
Accrued expenses	132	166
Straight line rent	50	81
Total deferred tax assets	1,235	395
Deferred tax liabilities:
Amortization of management contracts intangible	—	(1)
Net deferred tax assets	$1,235	$394

Significant components of the income tax provision (benefit) for the years ended December 31, 2010, 2009 and 2008, respectively, are as follows:

	2010	2009	2008
Deferred:
Federal	$(719)	$197	$26
State	(122)	31	33
Deferred expense (benefit)	(841)	228	59
Current:
Federal	1,028	1,333	802
State	255	344	241
Current expense	1,283	1,677	1,043
Total provision	$442	$1,905	$1,102

TRS earnings subject to tax consisted of $1,051, $3,601 and $2,596 for the years ended December 31, 2010, 2009 and 2008, respectively. The reconciliation of income tax attributable to income before noncontrolling interest computed at the U.S. statutory rate to income tax provision is as follows:

	2010	2009	2008
Tax provision at U.S. statutory rates on TRS income subject to tax	$357	$1,224	$883
State income tax, net of federal benefit	48	252	156
Other	37	429	63
Tax provision	$442	$1,905	$1,102

4. Acquisition and development of real estate investments

On October 22, 2010, the Trust completed the purchase of The GrandMarc at the Corner, a 641-bed student community at the University of Virginia (UVA) in Charlottesville, Virginia. The purchase price was $45,739 with related acquisition costs of $1,467 that are included in general and administrative costs in the accompanying consolidated statement of operations for the year ended December 31, 2010.  The Trust funded the acquisition with existing cash, including cash proceeds generated by sales of the Trust’s common stock in its equity distribution program, and a draw on the Second Amended Revolver of $27,000. In conjunction with the acquisition the Trust entered into a 99-year ground lease which requires an increase in annual rent expense based on the higher of 3% or the consumer price index for the life of the lease. The Trust recognizes the minimum 3% annual increase in rent expense on a straight-line basis. For the year-ended December 31, 2010, the Trust recognized $874 in the accompanying consolidated statement of operations related to the ground lease. A summary follows of the fair values of the assets acquired and the liabilities assumed as of the date of the acquisition:

Allocation of GrandMarc at the Corner
Collegiate housing properties	$45,194
Other assets	545
Current liabilities	(267)
Total net assets acquired	$45,472

The amounts of The GrandMarc at the Corner’s revenue and net loss included in the Trust’s consolidated statement of operations for the year ended December 31, 2010, and the revenue and net loss of the combined entity had the acquisition date been January 1, 2009, are as follows:
	Revenue	Net loss

Actual from 10/22/10-12/31/10	$1,018	$(456)

2010 supplemental pro forma for 1/1/10-12/31/10 (1)	$124,973	$(42,867)

2009 supplemental pro forma for 1/1/09-12/31/09 (1)	$123,122	$(11, 178)
(1) 2010 supplemental pro forma earnings were adjusted to exclude $1,389 of acquisition-related costs incurred in 2010. 2009 supplemental pro forma earnings were adjusted to include these charges.

In July 2010, the University of Texas Board of Regents selected the Trust to be the ground tenant to develop, own and manage a new high-rise collegiate housing community near the core of the University of Texas at Austin campus.  This will be the Trust’s third wholly owned development and second project under the ONE Plan. As of December 31, 2010, the Trust had incurred $848 in costs for the project which is expected to open in July of 2013.  During the year ended December 31, 2010, the Trust capitalized interest costs of $11 related to the development.

In September of 2010, LeylandAlliance LLC and the Trust entered into an agreement to develop the first two phases of Storrs Center, a mixed-use town center project, adjacent to the University of Connecticut. Scheduled to be completed in 2012 and 2013, the first two phases of Storrs Center will include commercial and residential offerings. EDR will develop, own and manage the collegiate housing communities in these first two phases. As of December 31, 2010, the Trust had incurred $298 in project costs and capitalized interest costs of $2 related to the development.

All costs related to the development of collegiate housing communities are classified as assets under development in the accompanying consolidated balance sheets until the community is completed and opens.

On June 28, 2007, the Trust acquired land in Carbondale, Illinois for $1,099 in order to develop a wholly owned collegiate housing community near Southern Illinois University. After the acquisition, the Trust incurred an additional $20,580 and $11,797 in costs to develop the first and second phases of the development which opened in August of 2008 and 2009, respectively. During the years ended December 31, 2009 and 2008, the Trust capitalized interest costs of $67 and $386, respectively, related to the development.

During 2008, the Trust also began development of a wholly-owned collegiate housing community located on the campus of Syracuse University. The Trust incurred $25,792 in costs to develop the community which opened in August of 2009.  In addition, the Trust owns and manages the community under a long-term ground lease from Syracuse University (see Note 13).  During the years ended December 31, 2009 and 2008, the Trust capitalized interest costs of $487 and $67 related to the development.

All costs related to completed developments discussed above are classified in collegiate housing properties, net in the accompanying consolidated balance sheets.

5. Disposition of real estate investments and discontinued operations

In April and June 2011, the Trust sold the Collegiate Village, located in Macon, Georgia, and Clayton Station, located in Morrow, Georgia, respectively, for a combined sales price of $28.0 million resulting in net proceeds of approximately $27.8 million after closing costs. The accompanying consolidated statements of operations have been retrospectively adjusted to reflect the results of operations of Collegiate Village and Clayton Station as discontinued operations for all periods presented.

In October 2010, the Trust entered into two separate sales agreements to sell nine collegiate housing communities with a net carrying value of $83,500. The first agreement closed on December 8, 2010 and included the following four properties:

The Gables, serving Western Kentucky University in Bowling Green, Kentucky;
Western Place, serving Western Kentucky University in Bowling Green, Kentucky;
Berkeley Place, serving Clemson University in Clemson, South Carolina; and
The Pointe at Southern, serving Georgia Southern University in Statesboro, Georgia.

The gross sales price for the first agreement was $38,673 with net proceeds of approximately $20,548 after repayment of related debt of $17,252 (see Note 10) and other closing costs. The Trust recorded a loss on early extinguishment of debt of $912 related to costs associated with the early repayment of debt and the write off of unamortized deferred financing costs. The resulting gain on disposition of $77 is included in discontinued operations in the accompanying consolidated statement of operations for the year ended December 31, 2010.

The second agreement closed on January 19, 2011 and included the following five properties (see Note 18):

Troy Place, serving Troy University in Troy, Alabama;
The Reserve at Jacksonville, serving Jacksonville State University in Jacksonville, Alabama;
The Reserve at Martin, serving University of Tennessee at Martin in Martin, Tennessee;
The Chase at Murray, serving Murray State University in Murray, Kentucky; and
Clemson Place, serving Clemson University in Clemson, South Carolina.

Accordingly, the results of operations of all nine properties are included in discontinued operations in the accompanying consolidated statements of operations for all periods presented. The Trust ceased depreciation on the properties when they met the held for sale criteria. The five properties included in the second agreement are classified as assets held for sale in the accompanying consolidated balance sheet for the year ended December 31, 2010.

On November 19, 2010, the Trust sold the Reserve at Clemson (“Clemson”) collegiate housing property for a sales price of $14,350 resulting in net proceeds of approximately $1,157 after the repayment of $12,000 in mortgage debt (see Note 10) and other closing costs. The Trust recorded a loss on early extinguishment of debt of $514 related to costs associated with the early repayment of debt and the write off of unamortized deferred financing costs. The resulting gain on disposition of $534 is included in discontinued operations in the accompanying consolidated statement of operations for the year ended December 31, 2010. Accordingly, the results of operations of Clemson are included in discontinued operations in the accompanying consolidated statements of operations for all periods presented. The Trust ceased depreciation on the property when it met the held for sale criteria.

On April 7, 2009, the Trust sold the College Station student housing community for a sales price of $2,550.  The Trust received proceeds of $250 and a note receivable of $2,300. The note was interest only and accrued interest at a rate of 3% per annum through August 31, 2009. Beginning on September 1, 2009, the note accrued interest at a rate of 6% per annum and was payable in monthly installments through December 31, 2010 (the “maturity date”). Due to the fact no default existed at the maturity date, the note was extended to June 30, 2011. Going forward payments of principal and interest (at a rate of 6% per annum) will be made on a monthly basis. Any unpaid principal and interest will be due in full on June 30, 2011.  The resulting net gain on disposition of approximately $374 has been deferred against the note receivable until such debt is paid in full. The accompanying consolidated statements of operations have been adjusted to reflect the results of operations of College Station as discontinued operations for the years ended December 31, 2009 and 2008.

The following table summarizes the loss from discontinued operations, net of noncontrolling interests, and the related realized gains on sales of real estate from discontinued operations, net of noncontrolling interests, for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008

Collegiate housing leasing revenue	$19,429	$19,849	$19,190
Other leasing revenue	191	—	5,788
Collegiate housing leasing operating expenses	(11,239)	(11,669)	(11,887)
Depreciation and amortization	(5,359)	(6,328)	(6,494)
Loss on impairment	(33,610)	(1,726)	(1,633)
Interest expense	(2,392)	(5,275)	(5,919)
Amortization of deferred financing costs	(84)	(108)	(177)
Loss on extinguishment of debt	(1,426)	—	—
Noncontrolling interests	521	159	44
Loss from discontinued operations attributable to Education Realty Trust, Inc.	$(33,969)	(5,098)	(1,088)
Gain on sale of collegiate housing property	611	—	—
Noncontrolling interests	(9)	—	—
Gain on sale of collegiate housing property attributable to Education Realty Trust, Inc.	$602	$—	$—

During 2008, the Trust sold the parking garage and land associated with the University Towers residence hall to a unit holder for a loss of $512. The Trust redeemed the unit holder’s units and received cash valued at $2,616. The loss on the sale is included in the collegiate housing leasing operations expense in the accompanying consolidated statement of operations for the year ended December 31, 2008. The Trust simultaneously entered into a 40-year ground lease (see Note 13).

6. Collegiate housing properties

Collegiate housing properties consist of the following at December 31, 2010 and 2009, respectively:

	2010	2009
Land	$54,800	$58,511
Land improvements	51,019	52,133
Construction in progress	3,237	2,467
Buildings	697,119	731,330
Furniture, fixtures and equipment	48,976	46,950
	855,151	891,391
Less accumulated depreciation	(156,358)	(141,507)
Collegiate housing properties, net	$698,793	$749,884

Following is certain information related to investment in collegiate housing properties as of December 31, 2010:

		Initial Cost				Total Costs
					Cost					Date of
			Buildings and		Capitalized		Buildings and		Accumulated	Acquisition/
Property(4)	Encumbrances	Land	Improvements	Total	Subsequently	Land	Improvements	Total	Depreciation(5)	Construction
University Towers	$25,000	$—	$28,652	$28,652	$2,848	$—	$31,500	$31,500	$7,638	01/31/05
The Reserve at Athens	—	1,740	17,985	19,725	839	1,740	18,824	20,564	3,929	01/31/05
Players Club	—	727	7,498	8,225	1,018	727	8,516	9,243	1,909	01/31/05
NorthPointe	18,800	2,498	27,323	29,821	1,463	2,498	28,786	31,284	6,388	01/31/05
The Pointe at South Florida (1)	8,467	3,508	30,510	34,018	4,116	3,508	34,626	38,134	7,803	01/31/05
The Reserve on Perkins	15,140	913	15,795	16,708	1,833	913	17,628	18,541	4,116	01/31/05
The Commons at Knoxville(1)	21,282	4,630	18,386	23,016	1,625	4,630	20,011	24,641	4,678	01/31/05
The Reserve at Tallahassee	—	2,743	21,176	23,919	2,786	2,743	23,962	26,705	5,372	01/31/05
The Pointe at Western (3)	3,804	1,096	30,647	31,743	2,759	1,096	33,406	34,502	7,338	01/31/05
College Station at W. Lafayette (2)	19,123	1,887	19,528	21,415	1,872	1,887	21,400	23,287	5,179	01/31/05
The Commons on Kinnear (3)	10,142	1,327	20,803	22,130	1,285	1,327	22,088	23,415	4,617	01/31/05
The Pointe at Penn State(2)	28,039	2,151	35,094	37,245	2,195	2,151	37,289	39,440	8,136	01/31/05
The Reserve at Star Pass(2)	23,316	1,585	30,810	32,395	1,667	1,585	32,477	34,062	7,246	01/31/05
The Reserve at Columbia (1)	14,664	1,071	26,134	27,205	1,373	1,071	27,507	28,578	5,691	01/31/05
The Reserve on Frankford	6,849	1,181	26,758	27,939	1,831	1,181	28,589	29,770	6,765	01/31/05
The Lofts	27,000	2,801	34,117	36,918	1,141	2,801	35,258	38,059	7,070	01/31/05

		Initial Cost				Total Costs
					Cost					Date of
			Buildings and		Capitalized		Buildings and		Accumulated	Acquisition/
Property(4)	Encumbrances	Land	Improvements	Total	Subsequently	Land	Improvements	Total	Depreciation(5)	Construction
The Reserve on West 31st	$—	$1,896	$14,920	$16,816	$2,581	$1,896	$17,501	$19,397	$4,049	01/31/05
Campus Creek	—	2,251	21,604	23,855	1,717	2,251	23,321	25,572	5,349	02/22/05
Pointe West	10,250	2,318	10,924	13,242	890	2,318	11,814	14,132	2,939	03/17/05
Campus Lodge	34,668	2,746	44,415	47,161	1,293	2,746	45,708	48,454	9,103	06/07/05
College Grove (1)	14,489	1,334	19,270	20,604	2,789	1,334	22,059	23,393	5,634	04/27/05
The Reserve on South College (3)	8,622	1,744	10,784	12,528	2,210	1,744	12,994	14,738	3,331	07/06/05
The Avenue at Southern(3)	6,126	2,028	10,675	12,703	2,753	2,028	13,428	15,456	2,902	06/15/06
The Reserve at Saluki Pointe (6)	14,865	1,099	32,377	33,476	675	1,099	33,052	34,151	2,327	08/01/08 (6)
University Apartments on Colvin	8,826	—	25,792	25,792	(107)	—	25,685	25,685	1,285	08/01/09
University of Texas - Austin	—	—	849	849	—	—	849	849	—	08/01/10
Storrs Center	—	—	298	298	—	—	298	298	—	09/27/10
Troy Place(7)	9,550	523	12,404	12,927	963	523	13,367	13,890	2,368	01/01/06
The Reserve at Jacksonville	—	628	14,532	15,160	(5,260)	628	9,272	9,900	2,689	01/01/06
Macon Place	—	340	9,856	10,196	(839)	340	9,017	9,357	1,909	01/01/06
Clayton Station	—	4,291	28,843	33,134	(8,508)	4,291	20,335	24,626	4,840	01/01/06
Carrollton Crossing(8)	4,024	682	12,166	12,848	908	682	13,074	13,756	2,148	01/01/06
River Pointe(9)	11,794	837	17,746	18,583	846	837	18,592	19,429	3,279	01/01/06
The Chase at Murray(8)	3,575	550	8,864	9,414	33	550	8,897	9,447	1,926	01/01/06
Cape Trails(9)	11,212	445	11,207	11,652	944	445	12,151	12,596	2,121	01/01/06
Clemson Place(7)	7,604	759	10,317	11,076	(970)	759	9,347	10,106	1,821	01/01/06
GrandMarc at the corner	—	—	45,384	45,384	65	—	45,449	45,449	224	10/25/10
The Reserve at Martin	—	471	11,784	12,255	490	471	12,274	12,745	2,239	01/01/06
Totals	$367,231	$54,800	$766,227	$821,027	$34,124	$54,800	$800,351	$855,151	$156,358
(1)	The Pointe at South Florida, College Grove, The Commons at Knoxville and The Reserve at Columbia are cross collateralized against the $58,902 outstanding loan discussed in Note 10.

(2)	The Pointe at Penn State, The Reserve at Star Pass and College Station at West Lafayette are cross collateralized against the $70,478 outstanding loan discussed in Note 10.

(3)	The Pointe at Western, The Commons on Kinnear, The Reserve on South College and The Avenue at Southern are cross collateralized against the $28,694 outstanding loan discussed in Note 10.

(4)
All properties are garden-style collegiate housing communities except for University Towers which is a traditional residence hall and Storrs Center which will be a mixed-use town center and main street development project located in Storrs, Connecticut.

(5)	Assets have useful lives ranging from 3 to 40 years.

(6)	The first phase of The Reserve at Saluki Pointe, which included 528 beds, was completed in August 2008. The second phase, which included 240 beds, was completed in August 2009.

(7)	Troy Place and Clemson Place are cross collateralized against the $17,154 outstanding loan discussed in Note 10.

(8)	Carrollton Crossing and The Chase at Murray are cross collateralized against the $7,599 outstanding loan discussed in Note 10.

(9)	River Pointe and Cape Trails are cross collateralized against the $23,006 outstanding loan discussed in Note 10.

The following table reconciles the historical cost of the Trust’s investment in collegiate housing properties for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Balance, beginning of period	$891,391	$847,597	$819,188
Collegiate housing acquisitions or completed developments	45,194	37,670	21,679
Collegiate housing dispositions	(66,639)	(2,652)	—
Impairment loss	(33,610)	(1,726)	(1,633)
Additions	19,124	11,298	13,986
Disposals	(309)	(796)	(5,623)
Balance, end of period	$855,151	$891,391	$847,597

The following table reconciles the accumulated depreciation of the Trust’s investment in collegiate housing properties for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Balance, beginning of period	$141,507	$114,090	$86,209
Depreciation	29,849	28,522	28,819
Disposals	(278)	(535)	(938)
Collegiate housing dispositions	(14,720)	(570)	—
Balance, end of period	$156,358	$141,507	$114,090

When the Trust determines that an asset is not recoverable, management estimates fair value using discounted cash flow models, market appraisals if available, and other market participant data.  During 2010, management determined that the carrying value of nine different collegiate housing communities may not be recoverable due to a decline in estimated net operating income and/or the potential sale of these assets. The fair value of these properties was estimated and management recorded an impairment loss of $33,610 in the accompanying consolidated statement of operations.  During 2009 and 2008, management determined that the carrying value of two different collegiate housing communities (one property in 2009 and the other in 2008) may not be recoverable due to a decline in occupancy and trends at the individual communities. The fair value of the properties was estimated and management recorded an impairment loss in the accompanying consolidated statements of operations for the years ended December 31, 2009 and 2008 of $1,726 and $1,633, respectively.

7. Corporate office furniture and other assets

As of December 31, 2010 and 2009, the Trust had corporate office furniture with a historical cost of $3,282 and $3,109, respectively, and accumulated depreciation of $2,427 and $1,991, respectively.  Depreciation is computed using the straight-line method for financial reporting purposes over the estimated useful lives of the related assets, generally 3 to 7 years.  Depreciation expense totaled $436, $556 and $544 for the years ended December 31, 2010, 2009 and 2008, respectively.

Other assets consist of the following at December 31, 2010 and 2009:

	2010	2009
Accounts receivable related to pre-development costs	$31	$1,563
Loan to participating property (see Note 2)	9,872	—
Receivable for construction loan guarantee (see Note 2)	3,000	—
Prepaid expenses	520	416
Deferred tax asset	1,235	394
Deferred financing costs	3,407	5,141
Investments in unconsolidated entities	64	1,450
Note receivable (see Note 12)	—	2,021
Note receivable (see Note 5)	2,300	2,300
Other	734	824
Total other assets	$21,163	$14,109

8. Investments in unconsolidated entities

The Trust’s ownership in University Village-Greensboro LLC, WEDR Riverside Investors V, LLC, WEDR Stinson Investors V, LLC, APF EDR, LP, and APF EDR Food Services, LP is accounted for under the equity method. The following is a summary of financial information for the Trust’s unconsolidated joint ventures, limited liability companies and limited partnerships.

Financial Position:
As of December 31,	2010	2009
Total assets	$91,067	$134,781
Total liabilities	82,451	113,161
Equity	$8,616	$21,620
Trust’s investment in unconsolidated entities	$64	$1,450

Results of Operations:
For the years ended December 31,	2010	2009	2008
Revenues	$13,464	$15,957	$16,415
Net loss	(2,989)	(15,145)	(1,890)
Trust’s equity in losses of unconsolidated entities	$(260)	$(1,410)	$(196)

These entities own collegiate housing communities which are managed by the Trust.

The equity in losses of unconsolidated entities includes a loss of $1,447 for the year ended December 31, 2009 which resulted from impairment in an underlying collegiate housing asset owned by the unconsolidated limited partnership.  The $137 loss from the subsequent sale of that asset in 2010 is included in the 2010 equity in losses of unconsolidated entities. After recognizing the equity in losses of the limited partnership, the Trust reviewed its remaining equity method investment for impairment and determined the carrying value of the investment was not impaired.

9. Incentive plans

The Trust adopted the Education Realty Trust, Inc. 2004 Incentive Plan (the “Plan”) effective January 31, 2005. The Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, other stock-based incentive awards and profits interest units to employees, directors and other key persons providing services to the Trust. As of December 31, 2010, the Trust had 595,750 shares of its common stock reserved for issuance pursuant to the Plan, subject to adjustments for changes in the Trust’s capital structure, including share splits, dividends and recapitalizations. The number of shares reserved under the Plan is also subject to an annual adjustment, beginning on January 1, 2006, so that the total number of shares reserved under the Plan is equal to 4% of the aggregate number of shares outstanding on the last day of the preceding fiscal year; provided that such annual increase generally may not exceed 80,000 shares.

A restricted stock award is an award of the Trust’s common stock that is subject to restrictions on transferability and other restrictions as the Trust’s compensation committee determines in its sole discretion on the date of grant. The restrictions may lapse over a specified period of employment or the satisfaction of pre-established criteria as our compensation committee may determine. Except to the extent restricted under the award agreement, a participant awarded restricted shares will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote and the right to receive dividends or distributions on the shares. Restricted stock is generally taxed at the time of vesting. At December 31, 2010 and 2009 unearned compensation related to restricted stock totaled $868 and $40, respectively, and will be recorded as expense over the applicable vesting period. The value is determined based on the market value of the Trust’s common stock on the grant date. During the years ended December 31, 2010, 2009 and 2008, compensation expense of $386, $617 and $604, respectively, was recognized in the accompanying consolidated statements of operations, related to the vesting of restricted stock.

On January 12, 2010, the Trust issued 50,000 shares of restricted common stock to an executive as an inducement to enter into an employment agreement with the Trust.  The restricted stock will lapse ratably over five years as long as the executive remains employed with the Trust. The award was granted outside of the Plan described above pursuant to Section 303A.08 of the New York Stock Exchange Listed Company Manual.  Additionally, on April 13, 2010, the Trust issued 30,000 shares of restricted common stock to an executive pursuant to the Plan.  The restrictions on the shares will lapse ratably over five years as long as the executive remains employed by the Trust.

On March 11, 2010, the Trust adopted the 2010 Long-Term Incentive Plan (the “LTIP”).  The purpose of the LTIP is to attract, retain and motivate the executive officers and certain key employees of the Trust and to promote the long-term growth and profitability of the Trust.  On April 13, 2010, the Trust issued 136,000 shares of time vested restricted stock and 204,000 performance vested restricted stock units (“RSUs”) to executives and key employees under the LTIP pursuant to the Plan described above.  The restricted stock will vest ratably over three years as long as the participants remain employed with the Trust.  The RSUs will vest based upon the Trust’s achievement of total stockholder returns at specified levels as compared to the average total stockholder returns of a peer group of companies over the period of time beginning January 1, 2010 to January 1, 2013 (the “Performance Period”). At the end of the Performance Period, the compensation committee of the Board will determine the level and the extent to which the performance goal was achieved. RSUs that satisfy the performance goal will be converted into fully-vested shares of the Trust’s common stock and the Trust will receive a tax deduction for the compensation expense at the time of vesting.  Prior to vesting, the participants are not eligible to vote or receive dividends or distributions on the RSUs. At December 31, 2010, unearned compensation related to RSUs totaled $469 and will be recorded as expense over the applicable vesting period. The value was determined using a Monte Carlo simulation technique. During the year ended December 31, 2010, compensation expense of $234 was recognized in the accompanying condensed consolidated statement of operations, related to the vesting of RSUs.

Profits interest units, or PIUs, were units in a limited liability company controlled by the Trust that held a special class of partnership interests in the Operating Partnership.  On June 3, 2010, the Trust redeemed all of the outstanding PIUs for $167 cash and 50,826 shares of the Trust’s common stock with a market value of $314.  For purposes of the Plan, each PIU was deemed equivalent to an award of one share of the Trust’s common stock and entitled the owner of such unit to receive the same quarterly per unit distributions as one common unit of the Operating Partnership. PIUs did not have full parity with Operating Partnership Units with respect to liquidating distributions; therefore, the value of PIUs was less than the value of the Trust’s common stock. The grant or vesting of PIUs was not a taxable transaction to recipients. Conversely, the Trust did not receive any tax deductions for compensation expense from the granting of PIUs. PIUs are treated as noncontrolling interests in the accompanying consolidated financial statements at an amount equal to the holders’ ownership percentage of the net equity of the Operating Partnership.

Total stock-based compensation recognized in general and administrative expense in the accompanying consolidated statements of operations for the years ended December 31, 2010, 2009 and 2008 was $783, $677 and $761, respectively.

Additionally during each of the years ended December 31, 2010 and 2009, the Trust issued 4,000 shares of common stock to an executive officer pursuant to the Plan, and during the years ended December 31, 2010 and 2009, the Trust issued 30,000 and 4,000 shares, respectively, to its independent directors pursuant to the Plan.

A summary of the stock-based incentive plan activity as of and for the years ended December 31, 2010, 2009 and 2008 is as follows:

		Stock
	PIUs	Awards(1)	Total
Outstanding at December 31, 2007	277,500	200,000	477,500
Granted	10,000	8,000	18,000
Retired	(12,500)	—	(12,500)
Outstanding at December 31, 2008	275,000	208,000	483,000
Granted	5,000	8,000	13,000
Retired	(5,000)	—	(5,000)
Outstanding at December 31, 2009	275,000	216,000	491,000
Granted	—	436,826	436,826
Retired	(275,000)	—	(275,000)
Outstanding at December 31, 2010	—	652,826	652,826
Vested at December 31, 2010	—	362,159	362,159

(1)     Includes restricted stock and RSU awards.

10. Debt

Revolving credit facility

On November 20, 2009, the Operating Partnership entered into a Second Amended and Restated Credit Agreement (the “Second Amended Revolver”). The Second Amended Revolver amended and restated the existing secured revolving credit facility dated March 30, 2006 (the “Amended Revolver”).  The previous facility had a maximum availability of $100,000 and was scheduled to mature on March 30, 2010.  The Second Amended Revolver has a maximum availability of $95,000.

Availability under the Second Amended Revolver is limited to a “borrowing base availability” equal to the lesser of (i) 60% of the property asset value (as defined in the agreement) of the properties securing the Second Amended Revolver and (ii) the loan amount which would produce a debt service coverage ratio of no less than 1.40. As of December 31, 2010, our borrowing base was $43,832, we had $3,700 outstanding under the Second Amended Revolver and we had letters of credit outstanding of $4,500 (see Note 16); thus, our remaining borrowing base availability was $35,632.

The Trust serves as the guarantor for any funds borrowed by the Operating Partnership under the Second Amended Revolver. Additionally, the Second Amended Revolver is secured by a cross-collateralized, first mortgage lien on five otherwise unmortgaged properties. The Second Amended Revolver matures on November 20, 2012, provided that the Operating Partnership may extend the maturity date for one year subject to certain conditions. The interest rate per annum applicable to the Second Amended Revolver is, at the Operating Partnership’s option, equal to a base rate or the greater of 2.0% or the London InterBank Offered Rate (“LIBOR”) plus an applicable margin based upon our leverage.

The Second Amended Revolver contains customary affirmative and negative covenants and contains financial covenants that, among other things, require the Trust and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before payment or charges of interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests. As of December 31, 2010, the Trust was in compliance with all covenants discussed above.

The Trust is prohibited from making distributions unless either of the following conditions is met: (a) after giving effect to the distribution, the total leverage ratio is less than or equal to 65% prior to November 20, 2012, and less than or equal to 60% thereafter; or (b) the distribution, when considered along with all other distributions for the last 3 quarters, does not exceed 90% of funds from operations for the applicable period.

During the year ended December 31, 2009, the Trust used $30,600 of the proceeds received in connection with the follow-on common stock offering that occurred in July 2009 (see Note 2) to repay the outstanding balance of the Amended Revolver.

Mortgage and construction debt

At December 31, 2010, the Trust had mortgage and construction notes payable consisting of the following which were secured by the underlying collegiate housing properties or leaseholds of:

	Outstanding at
	December 31,		Maturity
Property	2010	Interest Rate	Date	Amortization
University Towers	$25,000	5.99%	7/1/2013	30 Year
NorthPointe	18,800	5.55%	3/1/2012	30 Year
The Pointe at S. Florida/The Reserve at Columbia/ The Commons at Knoxville/College Grove	58,902	6.02%	1/1/2019	30 Year
The Reserve at Perkins	15,140	5.99%	1/1/2014	30 Year
The Lofts	27,000	5.59%	5/1/2014	30 Year
College Station at W. Lafayette/The Pointe at Penn State/The Reserve at Star Pass	70,478	6.02%	1/1/2016	30 Year
Campus Lodge	34,668	6.97%	5/1/2012	30 Year
Pointe West	10,250	4.92%	8/1/2014	30 Year
The Pointe at Western/The Commons on Kinnear/The Reserve on South College/The Avenue at Southern	28,694	3.66%	1/1/2014	30 Year
The Reserve on Frankford	6,849	3.56%	1/1/2014	30 Year
The Reserve at Saluki Pointe – Phase I	10,613	1.36%	6/28/2012	30 Year
The Reserve at Saluki Pointe – Phase II	4,252	2.26%	6/28/2012	30 Year
University Village Apartments on Colvin	8,826	1.36%	9/29/2011	(1)

	Outstanding at
	December 31,		Maturity
Property	2010	Interest Rate	Date	Amortization
Troy Place/Clemson Place	17,154	5.45%	1/1/2017	30 Year
Carrollton Crossing/Murray Place	7,599	4.96%	1/1/2015	30 Year
River Pointe/Cape Trails	23,006	5.67%	1/1/2020	30 Year
Total debt /weighted average rate	367,231	5.43%
Unamortized premium	400
Total net of unamortized premium	367,631
Less current portion	(13,279)
Total long-term debt, net of current portion	$354,352

(1)
The construction debt encumbering the University Village Apartments on Colvin is interest only through September 29, 2011, the initial maturity date.  The Trust has the ability to extend the construction loan if certain criteria are met on the initial maturity date.

The Trust also has a credit facility with Fannie Mae (the “Master Secured Credit Facility”) that was entered into on December 31, 2008. The proceeds of approximately $197,735 were used to prepay approximately $185,557 of mortgage debt that was due to mature in July of 2009. The remaining proceeds were used to pay $4,295 in defeasance costs and other costs related to the early repayment of the debt, $2,052 in deferred financing costs, pay down the Amended Revolver and pay for other corporate working capital needs. The Trust accounted for the transaction as a legal defeasance and recognized a loss of $4,360 on the early extinguishment of debt during 2008.  During 2009, the Trust received a refund of defeasance costs resulting in an $830 gain on the extinguishment.  As of December 31, 2010, the Trust was in compliance with all financial covenants, including the consolidated net worth and liquidity tests, contained in the Master Secured Credit Facility.  On December 31, 2010, the Trust repaid $13,114 of the Master Secured Credit Facility in conjunction with the sale of The Pointe at Southern, Berkeley Place and Western Place collegiate housing communities (see Note 5). As of December 31, 2010 and 2009, $35,543 and $49,292 of the amounts outstanding under the Master Secured Credit Facility bear interest at variable rates based on the 30-day LIBOR plus an applicable margin, respectively.  In order to hedge the interest rate risk associated with the variable rate loans, the Operating Partnership purchased an interest rate cap from the Royal Bank of Canada on December 22, 2008 for $120.  The notional amount of the cap is $49,874, the cap will terminate on December 31, 2013 and the cap rate is 7.0% per annum.  The Operating Partnership has chosen not to designate the cap as a hedge and will recognize all gain or loss associated with this derivative instrument in earnings.  At December 31, 2010 and 2009, the cap had a value of $51 and $286, respectively, and is classified in other assets in the accompanying consolidated balance sheets. Fair value was determined at each balance sheet date using Level 2 inputs as defined by the authoritative guidance that describes the fair value hierarchy.

On November 22, 2010 and December 8, 2010, the Trust repaid $12,000 and $4,138 of mortgage debt, respectively, in connection with the sale of the Reserve at Clemson and the Gables collegiate housing communities (see Note 5).

At December 31, 2010, we had borrowed $10,613 and $4,252 on construction loans related to the development of a wholly owned student apartment community near Southern Illinois University (The Reserve at Saluki Pointe- Carbondale). The loans bear interest equal to LIBOR plus 110 and 200 basis point margins, respectively, and were interest only through June 14, 2010. On June 14, 2010, the Trust paid down $5,013 of the outstanding construction debt and extended the maturity date until June 28, 2012. Going forward, a debt service coverage ratio calculated annually on a rolling 12 months basis, of not less than 1.25 to 1, must be maintained with principal and interest being repaid on a monthly basis.

At December 31, 2010, the Trust had $8,826 outstanding on a construction loan related to the development of a wholly-owned collegiate apartment community at Syracuse University (University Village Apartments on Colvin). The loan bears interest equal to LIBOR plus a 110 basis point margin and is interest only through September 29, 2011. Commencing with the quarter ended June 30, 2011, and annually thereafter, a debt service coverage ratio calculated on a rolling 12 month basis, of not less than 1.25 to 1, must be maintained in order to extend the loan until September 29, 2013, with principal and interest being repaid on a monthly basis.

At December 31, 2009, the Trust had mortgage and construction notes payable consisting of the following which were secured by the underlying collegiate housing properties or leaseholds of:

	Outstanding at
	December 31,		Maturity
Property	2009	Interest Rate	Date	Amortization
University Towers	$25,000	5.99%	7/1/2013	30 Year
The Reserve at Clemson	12,000	5.55%	3/1/2012	30 Year
The Gables	4,213	5.50%	11/1/2013	30 Year
NorthPointe	18,800	5.55%	3/1/2012	30 Year
The Pointe at S. Florida/The Reserve at Columbia/ The Commons at Knoxville/College Grove	59,629	6.02%	1/1/2019	30 Year
The Reserve at Perkins	15,328	5.99%	1/1/2014	30 Year
The Lofts	27,000	5.59%	5/1/2014	30 Year
College Station at W. Lafayette/The Pointe at Penn State/The Reserve at Star Pass	71,347	6.02%	1/1/2016	30 Year
Campus Lodge	35,276	6.97%	5/1/2012	30 Year
Pointe West	10,448	4.92%	8/1/2014	30 Year
The Pointe at Western/The Commons on Kinnear/The Reserve on South College/The Avenue at Southern	42,353	3.64%	1/1/2014	30 Year
The Reserve on Frankford	6,938	3.54%	1/1/2014	30 Year
The Reserve at Saluki Pointe – Phase I	10,759	1.33%	6/28/2010	(1)
The Reserve at Saluki Pointe – Phase II	9,323	2.23%	6/28/2010	(1)
University Village Apartments on Colvin	8,826	1.33%	9/29/2011	(2)
Troy Place/Clemson Place/Western Place	17,359	5.45%	1/1/2017	30 Year
Carrollton Crossing/Murray Place	7,700	4.96%	1/1/2015	30 Year
Berkeley Place/River Pointe/Cape Trails	23,269	5.67%	1/1/2020	30 Year
Total debt /weighted average rate	405,568	5.33%
Unamortized premium	797
Total net of unamortized premium	406,365
Less current portion	(23,957)
Total long-term debt, net of current portion	$382,408

(1)
The construction debt encumbering The Reserve at Saluki Pointe was interest only through June 28, 2010, the initial maturity date. On June 14, 2010, the Trust extended the construction loan until June 28, 2012.

(2)
The construction debt encumbering the University Village Apartments on Colvin is interest only through September 29, 2011, the initial maturity date.  The Trust has the ability to extend the construction loan if certain criteria are met on the initial maturity date.

On November 6, 2009, the Trust repaid $98,660 of mortgage debt that was due to mature on December 9, 2009 with proceeds of $76,000 from the follow-on common stock offering discussed in Note 2.  The remaining $22,660 of debt was repaid using availability under the Amended Revolver. The following debt was repaid on November 6, 2009:
	Prepaid on
	November 6,	Contractual Fixed	Maturity
Property	2009	Interest Rate	Date	Amortization
Troy Place	$9,440	6.44%	12/9/2009	30 Year
Jacksonville Place	11,120	6.44%	12/9/2009	30 Year
Macon Place	7,440	6.44%	12/9/2009	30 Year
Clayton Station	24,540	6.44%	12/9/2009	30 Year
River Pointe	13,680	6.44%	12/9/2009	30 Year
Murray Place	6,800	6.44%	12/9/2009	30 Year
Cape Trails	8,520	6.44%	12/9/2009	30 Year
Clemson Place	8,160	6.44%	12/9/2009	30 Year
Martin Place	8,960	6.44%	12/9/2009	30 Year
Total	$98,660

On December 2, 2009, the Trust completed a $48,327 expansion of the existing Master Secured Credit Facility and used a portion of the proceeds to repay the Second Amended Revolver.  In connection with the expansion the following properties were encumbered (including Western Place, Berkeley Place and Carrollton Crossing that were previously unencumbered):

	Outstanding at
	December 31,			Maturity
Property	2009	Interest Rate		Date	Amortization
Troy Place/ Clemson Place/ Western Place	$17,359	fixed	5.45%	1/1/2017	30 Year
River Pointe/ Cape Trails/ Berkeley Place	23,269	fixed	5.67%	1/1/2020	30 Year
Murray Place/ Carrollton Crossing	7,699	fixed	4.96%	1/1/2015	30 Year
Total	$48,327

The following table reconciles the carrying amount of mortgage and construction notes payable as of and for the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Balance, beginning of period	$406,365	$442,259	$420,940
Additions	—	66,143	233,827
Repayments of principal	(38,336)	(101,631)	(212,038)
Amortization of premium	(398)	(406)	(470)
Balance, end of period	$367,631	$406,365	$442,259

Scheduled maturities of all outstanding debt as of December 31, 2010 are as follows:

Year
2011	$13,279
2012	70,976
2013	29,076
2014	87,001
2015	9,938
Thereafter	156,961
Total	367,231
Debt premium	400
Outstanding as of December 31, 2010, net of debt premium	$367,631

11. Segments

The Trust defines business segments by their distinct customer base and service provided. The Trust has identified three reportable segments: collegiate housing leasing, development-consulting services, and management services. Management evaluates each segment’s performance based on net operating income, which is defined as income before depreciation, amortization, impairment losses, interest expense (income), gains (losses) on extinguishment of debt, equity in earnings of unconsolidated entities, and noncontrolling interests. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. Intercompany fees are reflected at the contractually stipulated amounts. Discontinued operations are not included in segment reporting as management addresses these items on a corporate level.

The following tables represent the Trust’s segment information for the years ended December 31, 2010, 2009 and 2008:

	Year Ended December 31, 2010					Year Ended December 31, 2009

	Collegiate	Development				Collegiate	Development
	Housing	Consulting	Management	Adjustments/		Housing	Consulting	Management	Adjustments/
	Leasing	Services	Services	Eliminations	Total	Leasing	Services	Services	Eliminations	Total

Segment Revenues:
Collegiate housing leasing revenue	$96,510	$—	$—	$—	$96,510	$93,359	$—	$—	$—	$93,359
Other leasing revenue	—	—	—	—	—	—	—	—	—	—
Third-party development consulting services	—	2,788	—	(305)	2,483	—	8,178	—	—	8,178
Third-party management services	—	—	3,189	—	3,189	—	—	3,221	—	3,221
Intersegment revenues	—	—	3,762	(3,762)	—	—	1,129	3,629	(4,758)	—
Operating expense reimbursements	—	916	—	13,603	14,519	—	—	—	9,722	9,722
Total segment revenues	96,510	3,704	6,951	9,536	116,701	93,359	9,307	6,850	4,964	114,480
Segment operating expenses:
Collegiate housing leasing operations	46,293	—	—	—	46,293	45,582	—	—	—	45,582

	Year Ended December 31, 2010					Year Ended December 31, 2009

	Collegiate	Development				Collegiate	Development
	Housing	Consulting	Management	Adjustments/		Housing	Consulting	Management	Adjustments/
	Leasing	Services	Services	Eliminations	Total	Leasing	Services	Services	Eliminations	Total
General and administrative	—	2,885	7,255	(170)	9,970	—	3,261	7,135	(96)	10,300
Intersegment expenses	3,762	—	—	(3,762)	—	3,629	—	—	(3,629)	—
Reimbursable operating expenses	—	—	—	13,603	13,603	—	—	—	9,722	9,722
Total segment operating expenses	50,055	2,885	7,255	9,671	69,866	49,211	3,261	7,135	5,997	65,604
Segment net operating income (loss) (1)	$46,455	$819	$(304)	(135)	$46,835	$44,148	$6,046	$(285)	$(1,033)	$48,876
Total segment assets, as of December 31, 2010 and 2009 (2)(3)	$713,940	$2,778	$4,427	$—	$721,145	$766,655	$3,742	$5,535	$—	$775,932

(1) The following is a reconciliation of the reportable segments’ net operating income to the Trust’s consolidated loss before income taxes and discontinued operations for the year ended December 31:

	2010	2009
Segment net operating income	$46,835	$48,876
Other unallocated general and administrative expenses	(7,431)	(5,452)
Depreciation and amortization	(25,021)	(22,787)
Ground lease expense	(1,528)	(207)
Nonoperating expenses	(20,565)	(18,949)
Equity in losses of unconsolidated entities	(260)	(1,410)
Income (loss) before income taxes and discontinued operations	$(7,970)	$71
(2) Reconciliation of segment assets to the Trust’s total assets:
Total segment assets, end of period (includes goodwill of $2,149 related to management services and $921 related to development consulting services)	$721,145	$775,932
Unallocated corporate amounts:
Cash	748	22,638
Loan to participating property (see Note 2)	9,872	—
Other assets	3,752	4,019
Deferred financing costs, net	1,163	2,024
Total assets, end of period	$736,680	$804,613

(3) The decrease in segment assets related to collegiate housing leasing is primarily related to the sale of five collegiate housing communities in 2010 (see Note 5).

	Year Ended December 31, 2009					Year Ended December 31, 2008

	Collegiate	Development				Collegiate	Development
	Housing	Consulting	Management	Adjustments/		Housing	Consulting	Management	Adjustments/
	Leasing	Services	Services	Eliminations	Total	Leasing	Services	Services	Eliminations	Total

Segment Revenues:
Collegiate housing leasing revenue	$93,359	$—	$—	$—	$93,359	$90,754	$—	$—	$—	$90,754
Other leasing revenue	—	—	—	—	—	1,357	—	—	—	1,357
Third-party development consulting services	—	8,178	—	—	8,178	—	8,303	—	—	8,303
Third-party management services	—	—	3,221	—	3,221	—	—	3,672	—	3,672
Intersegment revenues	—	1,129	3629	(4,758)	—	—	661	3,547	(4,208)	—
Operating expense reimbursements	—	—	—	9,722	9,722	—	—	—	10,796	10,796
Total segment revenues	93,359	9,307	6,850	4,964	114,480	92,111	8,964	7,219	6,588	114,882
Segment operating expenses:
Collegiate housing leasing operations	45,582	—	—	—	45,582	45,855	—	—	—	45,855
General and administrative	—	3,261	7,135	(96)	10,300	3	4,196	7,234	(337)	11,096
Intersegment expenses	3,629	—	—	(3,629)	—	3,547	—	—	(3,547)	—
Reimbursable operating expenses	—	—	—	9,722	9,722	—	—	—	10,796	10,796
Total segment operating expenses	49,211	3,261	7,135	5,997	65,604	49,405	4,196	7,234	6, 912	67,747
Segment net operating income (loss) (1)	44,148	6,046	(285)	(1,033)	48,876	42,706	4,768	(15)	(324)	47,135
Total segment assets, as of December 31, 2009 and 2008 (2)(3)	$766,655	$3,742	$5,535	$—	$775,932	$760,477	$2,381	$4,567	$—	$767,425

(1) The following is a reconciliation of the reportable segments’ net operating income to the Trust’s consolidated loss before income taxes and discontinued operations for the year ended December 31:

	2009	2008
Segment net operating income	$48,876	$47,135
Other unallocated general and administrative expenses	(5,452)	(5,252)
Depreciation and amortization	(22,787)	(22,923)
Ground lease expense	(207)	(105)
Loss on impairment of goodwill	—	(388)
Nonoperating expenses	(18,949)	(24,112)
Equity in losses of unconsolidated entities	(1,410)	(196)
Income (loss) before income taxes and discontinued operations	71	(5,841)
(2) Reconciliation of segment assets to the Trust’s total assets:
Total segment assets, end of period (includes goodwill of $2,149 related to management services and $921 related to development consulting services)	$775,932	$767,425
Unallocated corporate amounts:
Cash	22,638	3,765
Other assets	4,019	6,242
Deferred financing costs, net	2,024	215
Total assets, end of period	$804,613	$777,647

(3)
The increase in segment assets related to collegiate housing leasing is primarily related to the development of two wholly owned collegiate housing communities in Carbondale, IL and Syracuse, NY (see Note 4) offset by the impairment loss of $1,726 recorded in 2009 (see Note 6).  The increase in segment assets related to development consulting services is primarily due to a $610 increase in operating cash related to the timing of the receipt of project fees and a $946 net increase in receivables for reimbursable project costs related to development projects. The increase in segment assets related to management services is primarily due to an increase in operating cash related to distributions from AODC.

12. Related party transactions

In October of 2007, the Operating Partnership entered into a note receivable with University Village-Greensboro, LLC (“the LLC”) in the amount of $845.  The note was interest only through December 31, 2007 and accrued interest at 10% per annum.  On January 1, 2008, the entire principal balance was converted to a term loan maturing on January 1, 2028 with principal and interest of 10% per annum being repaid on a monthly basis. On November 11, 2009, the Operating Partnership amended the note receivable with the LLC by increasing the amount outstanding under the note to $2,021 and revising the maturity date to December 31, 2019. In June of 2010, the note receivable was repaid in full when the construction loan held by the LLC was refinanced as discussed in Note 16. At December 31, 2009, the note had an outstanding balance of $2,021 and is classified in other assets in the accompanying consolidated balance sheet.

The Trust incurs certain common costs on behalf of Allen & O’Hara, Inc. (“A&O”), which is100% owned by the chairman of the board of directors of the Trust. These costs relate to human resources, information technology, legal services and certain management personnel. The Trust allocates the costs to A&O based on time and effort expended. Indirect costs are allocated monthly in an amount that approximates what management believes costs would have been had A&O operated on a stand-alone basis. For the years ended December 31, 2010, 2009 and 2008, the Trust incurred common costs on behalf of A&O in the amount of $90, $141 and $152, respectively.

The Trust engages A&O to procure furniture, fixtures and equipment from third party vendors for its owned and managed properties and for third-party owners in connection with its development consulting projects. The Trust incurs a service fee in connection with this arrangement and the expense totaled $175, $244, $200 for the years ended December 31, 2010, 2009 and 2008, respectively.

13. Lease commitments and unconditional purchase obligations

The Trust has various long-term ground lease agreements with terms ranging from 40 to 99 years. Some of these agreements contain an annual increase to rent expense equal to the greater of 3% or the increase in the consumer price index. Additionally, the Trust leases corporate office space and the agreement contains rent escalation clauses based on pre-determined annual rate increases. The Trust recognizes rent expense under the straight-line method over the terms of the leases. Any difference between the straight-line rent amounts and amounts payable under the leases’ terms are recorded as deferred rent in accrued expenses in the accompanying consolidated balance sheets. At December 31, 2010 and 2009, deferred rent totaled $1,111and $207, respectively.

The Trust has various operating leases for furniture, office and technology equipment which expire at varying times through fiscal year 2015. Rental expense under the operating lease agreements totaled $599, $593 and $512, for the years ended December 31, 2010, 2009 and 2008, respectively. Furthermore, the Trust has entered into various contracts for advertising which will expire at varying times through fiscal year 2012.

Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms as well as future minimum payments required under advertising contracts that have noncancellable terms in excess of one year as of December 31, 2010 are as follows:

Year Ending	Advertising	Leases
2011	$195	$11,313
2012	27	9,233
2013	—	7,711
2014	—	6,483
2015	—	5,796
Thereafter	—	458,646

14. Employee savings plan

The Trust’s eligible employees may participate in a 401(k) savings plan (the “Plan”). Participants may contribute up to 15% of their earnings to the Plan. Employees are eligible to participate in the Plan on the first day of the next calendar quarter following six months of service and reaching 21 years of age. Additionally a matching contribution of 50% is provided on eligible employees’ contributions up to the first 3% of compensation. Employees vest in the matching contribution over a 3-year period. Matching contributions were approximately $182, $191 and $198 for the years ended December 31, 2010, 2009 and 2008, respectively.

15. Accrued expenses

Accrued expenses consist of the following at December 31, 2010 and 2009:

	2010	2009
Payroll	$2,999	$2,424
Real estate taxes	3,528	3,715
Interest	1,816	1,618
Utilities	1,401	1,170
Ground leases	984	—
Construction loan guarantee	3,000	—
Other	3,612	2,496
Total accrued expenses	$17,340	$11,423

16. Commitments and contingencies

In connection with the acquisition of certain of the Trust’s properties, the previous owner disclosed to the Trust in 2004 that, in June 2001, the United States Department of Justice (“DOJ”) had notified the previous owner of an on-going investigation regarding possible violations of the Americans with Disabilities Act of 1990 (“ADA”) and the Fair Housing Amendments Act of 1988 (“FHAA”). The previous owner disclosed to us in 2004 that DOJ had reviewed the property plans for certain of its properties, that DOJ had not issued a report regarding its review, that in October 2002, DOJ had indicated to the previous owner that the investigation was being delayed for an undetermined period of time, and that DOJ had not contacted the previous owner between 2002 and August 2004. In February 2010, DOJ served a subpoena on the Trust seeking access to one of the purchased properties in connection with a complaint filed by DOJ in March 2009 against the previous owner.  On April 12, 2010, the DOJ inspected the property and found violations in the construction and design of the property as shown in the DOJ’s subsequent report filed with the court on May 12, 2010. At this stage, the DOJ has represented that no EDR entity is a target of its investigation and that its action is limited to design and construction defects created by the previous owner in the original construction of the property. The investigation has not been resolved and, at this point, no conclusion can be reached regarding what will be required to conclude it or whether it will result in a dispute or legal proceedings between the Trust and DOJ or the previous owner. Noncompliance with the ADA and the FHAA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. The Trust is unable to predict the outcome of the DOJ’s investigation.

The Operating Partnership entered into a letter of credit agreement in conjunction with the closing of the acquisition of a collegiate housing property at the University of Florida. The letter of credit remains outstanding in the amount of $1,500 at December 31, 2010 and is secured by the Second Amended Revolver.

In October of 2010, the Trust entered into two separate sales agreements to sell nine collegiate housing communities. The first agreement closed in December of 2010 and consisted of four communities (see Note 5). The second agreement closed in January 2011 and consisted of five communities. Pursuant to the second agreement, the Trust obtained a $3,000 letter of credit in favor of the purchaser to ensure the closing of the sale. At December 31, 2010, this letter of credit remained outstanding.

On May 10, 2006, the Operating Partnership guaranteed $23,200 of construction debt held by University Village-Greensboro LLC and received a 25% ownership stake in the joint venture with College Park Apartments.  Construction was completed and the student housing community was occupied in August 2007.  In June of 2010, the construction loan was refinanced and the Operating Partnership no longer guarantees the debt.

The Operating Partnership serves as non-recourse, carve-out guarantor, for secured third party debt in the amount of $46,932 held by two unconsolidated joint ventures. The Operating Partnership is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the respective operating agreements, the joint venture partners agreed to indemnify, defend and hold harmless the Trust with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates. Therefore, exposure under the guarantees for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates is not expected to exceed the Operating Partnership’s proportionate interest in the related mortgage debt of approximately $8,353.

In connection with the development agreement entered into on July 14, 2010 for a project at the Science + Technology Park at Johns Hopkins Medical Institute (see Note 2), the Trust has committed to provide a guarantee of repayment of a $42,000 third-party construction loan for a $3,000 fee.  The guarantee fee will not be recognized until the second mortgage loan is repaid. The project will have a $2,500 reserve to fund any operating or debt service shortfalls, that is to be replenished annually by East Baltimore Development, Inc., until a 1.10 debt service coverage ratio is achieved for twelve consecutive months. The second mortgage loan and related debt service are the first at risk if such reserve is not adequate to cover operating expenses and debt service on the construction loan.

As owners and operators of real estate, environmental laws impose ongoing compliance requirements on the Trust. The Trust is not aware of any environmental matters or liabilities with respect to the Collegiate housing properties that would have a material adverse effect on the Trust’s consolidated financial statements.

In the normal course of business, the Trust is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, in management’s opinion, the liabilities, if any, in excess of amounts provided or covered by insurance, are not expected to have a material adverse effect on our consolidated financial statements.

Under the terms of the University Towers Partnership agreement, so long as the contributing owners of such property hold at least 25% of the University Towers Partnership units, the Trust has agreed to maintain certain minimum amounts of debt on the property to avoid triggering gain to the contributing owners. If the Trust fails to do this, the Trust will owe to the contributing owners the amount of taxes they incur.

After being awarded a development consulting contract, the Trust will enter predevelopment consulting contracts with educational institutions to develop collegiate housing properties on their behalf.  The Trust will enter reimbursement agreements that provide for the Trust to be reimbursed for the predevelopment costs incurred prior to the institution’s governing body formally approving the final development contract.  At December 31, 2010 and 2009, the Trust had recorded $31 and $1,563, respectively, of predevelopment costs which are reflected in other assets in the accompanying consolidated balance sheets (see Note 7).

17. Quarterly financial information (unaudited)

Quarterly financial information for the years ended December 31, 2010 and 2009 is summarized below:

2010	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues	$27,968	$26,647	$30,138	$31,948	$116,701
Operating expenses	22,865	22,397	30,193	28,391	103,846
Nonoperating expenses	5,182	5,090	4,999	5,294	20,565
Equity in earnings (losses) of unconsolidated entities (1)	79	7	(328)	(18)	(260)
Income taxes (expense)/benefit	75	101	(443)	(175)	(442)
Noncontrolling interests	(211)	12	628	(196)	233
Discontinued operations (2) (6)	306	130	(34,623)	308	(33,879)
Net income (loss) attributable to Education Realty Trust, Inc.	$170	$(590)	$(39,820)	$(1,818)	$(42,058)
Net income (loss) per share-basic and diluted	$0.00	$(0.01)	$(0.69)	$(0.03)	$(0.73)

2009	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Revenues	$28,833	$27,030	$27,927	$30,691	$114,481
Operating expenses	22,325	21,701	27,785	22,241	94,052
Nonoperating expenses(4)	5,101	3,917	4,877	5,054	18,949
Equity in earnings (losses) of unconsolidated entities(5)	100	46	(152)	(1,404)	(1,410)
Income taxes (expense)	(185)	(501)	(512)	(707)	(1,905)
Noncontrolling interests	(210)	53	200	(207)	(164)
Discontinued operations (3) (6)	(679)	(779)	(2,185)	(1,613)	(5,256)
Net income (loss) attributable to Education Realty Trust, Inc.	$433	$231	$(7,384)	$(535)	$(7,255)
Net income (loss) per share-basic and diluted	$0.02	$0.01	$(0.15)	$(0.01)	$(0.18)

(1)	Equity in earnings (losses) in the 3rd quarter of 2010 include the Trust’s $137 share of the loss on the sale of assets.

(2)	Discontinued operations in the 3rd quarter of 2010 include a $33,610 impairment loss. Discontinued operations in the 4th quarter of 2010 include a $1,426 loss on extinguishment of debt.

(3)	Discontinued operations in the 4th quarter of 2009 include a $1,726 impairment loss.

(4)	Nonoperating expenses in the 2nd quarter of 2009 include an $830 gain on extinguishment of debt.

(5)	Equity in earnings (losses) in the 4th quarter of 2009 include the Trust’s share of an impairment loss of collegiate housing assets recorded by one of the joint ventures in the amount of $1,447.

(6)
All quarterly information presented above for 2010 and 2009 reflects the classification of the properties sold during 2010 and held for sale as of December 31, 2010 in discontinued operations (see Note 5). The 2010 and 2009 quarterly information presented above reflects the classification of Collegiate Village and Clayton Station’s financial results as discontinued operations. These properties were sold during 2011.  The 2009 quarterly information presented above reflects the classification of College Station’s financial results as discontinued operations.  The property was sold during 2009.

18. Subsequent events

Our board of directors declared a fourth quarter distribution of $0.05 per share of common stock for the quarter ended on December 31, 2010. The distribution is payable on February 15, 2011 to stockholders of record at the close of business on January 31, 2011.

On January 10, 2011 the Trust completed a follow-on offering of 13,225,000 shares of its common stock, including 1,725,000 shares purchased by the underwriters pursuant to an overallotment option.  The Trust received approximately $91,700 in net proceeds from the offering after deducting the underwriting discount and other estimated offering expenses.  The Trust intends to use the net proceeds to repay debt, fund its development pipeline, fund potential future acquisitions and for general corporate purposes.

On January 19, 2011, the Trust completed the sale of the following five collegiate housing communities (see Note 5):

Troy Place, serving Troy University in Troy, Alabama;
The Reserve at Jacksonville, serving Jacksonville State University in Jacksonville, Alabama;
The Reserve at Martin, serving University of Tennessee at Martin in Martin, Tennessee;
The Chase at Murray, serving Murray State University in Murray, Kentucky; and
Clemson Place, serving Clemson University in Clemson, South Carolina.

The sales price was $46,100, and the Trust received net proceeds of approximately $29,700 after the repayment of related debt of $16,100 and other closing costs.

On February 28, 2011, the Trust repaid $19,342 of variable rate mortgage debt under the Master Secured Credit Facility.